Exhibit 99.1

Global Crossing (UK) Telecommunications Limited

Global Crossing (UK) Telecommunications Limited

Report of Independent Auditors

To the Members of Global Crossing (UK) Telecommunications Limited

We have audited the accompanying balance sheets of Global Crossing (UK) Telecommunications Limited (the “Company”) at December 31, 2002 and 2003, and the related profit and loss accounts, statements of total recognized gains and losses, and cash flow statements for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2002 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United Kingdom.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, there is uncertainty over the Company’s ability to continue to meet its debts as they fall due if intercompany creditor balances are called for repayment, there is a call upon the guarantee provided to the Company’s parent company, or a call to repay the additional funding obtained by the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters and its assessment of the likelihood of securing the financing required are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3, the accompanying financial statements have been restated to reflect a change in the Company’s accounting policy for the recognition of turnover from long term dark fiber agreements, that resulted in turnover being recognized over the life of the contract rather than at contract initiation, and to reflect further adjustments to match the recognition of costs and turnover and appropriately classify costs within the profit and loss accounts.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 27 to the financial statements.

Deloitte & Touche LLP

Reading, United Kingdom

December 9, 2004

Global Crossing (UK) Telecommunications Limited

Profit and Loss Accounts

(in thousands)

		Year Ended December 31,
		2001	2002	2003
	Note	(As restated—Note 3)
Turnover
Continuing operations		£285,895	£262,279	£288,020
Discontinued operations		6,992	—	—

	4	292,887	262,279	288,020

Cost of sales	5	(233,735)	(219,835)	(199,124)

Gross profit	5	59,152	42,444	88,896

Distribution costs	5	(22,073)	(12,276)	(9,647)
Administrative expenses	5	(129,874)	(74,531)	(54,424)
Exceptional fixed asset impairment	13	(66,374)	—	—

		(218,321)	(86,807)	(64,071)

Operating profit/(loss)
Continuing operations	5	(158,376)	(43,027)	24,825
Discontinued operations	5	(793)	(1,336)	—

	5	(159,169)	(44,363)	24,825

Finance charges, net	7	(1,789)	(1,406)	(3,753)

Profit/(loss) on ordinary activities before taxation		(160,958)	(45,769)	21,072
Tax on profit/(loss) on ordinary activities	9	—	—	—

Profit/(loss) for the year		£(160,958)	£(45,769)	£21,072

The accompanying notes are an integral part of these financial statements.

Global Crossing (UK) Telecommunications Limited

Statements of Total Recognized Gains and Losses

(in thousands)

		Year Ended December 31,
		2001	2002	2003
	Note	(As restated—Note 3)
Profit/(loss) for the year		£(160,958)	£(45,769)	£29,464

Prior year adjustment	3			(47,311)

Total recognized gains and losses since last report				£(17,847)

The accompanying notes are an integral part of these financial statements.

Global Crossing (UK) Telecommunications Limited

Balance Sheets

(in thousands)

		December 31,
		2002	2003
	Note	(As restated-Note 3)
Fixed assets
Goodwill	12	£—	£—
Tangible assets	13	197,728	185,981
Trade investment		4	4

		197,732	185,985

Current assets
Debtors: amounts receivable in less than one year (including amounts receivable from group companies of £58,163 and £42,972, respectively)	14	139,326	114,867
Debtors: amounts receivable in more than one year	14	13,116	13,845
Investment—short term deposits		37,000	35,000
Cash at bank and in hand		4,565	15,403

		194,007	179,115

Creditors: amounts falling due within one year (including amounts owed to group companies of £581,102 and £395,927, respectively)	15	(704,436)	(491,945)

Net current liabilities		(510,429)	(312,830)

Total assets less current liabilities		(312,697)	(126,845)

Creditors: amounts falling due after more than one year	16	(135,876)	(165,439)
Provisions for liabilities and charges	17	(18,843)	(16,561)

Net liabilities		£(467,416)	£(308,845)

Capital and reserves
Called-up share capital	19	£100	£100
Profit and loss account	20	(467,516)	(308,945)

Equity shareholder’s deficit	21	£(467,416)	£(308,845)

The accompanying notes are an integral part of these financial statements.

Global Crossing (UK) Telecommunications Limited

Cash Flow Statements

(in thousands)

		Year Ended December 31,
	Note	2001	2002	2003
Net cash inflow/(outflow) from operating activities	10	£(30,377)	£70,415	£61,790
Returns on investments and servicing of finance	10	(1,789)	(1,406)	(2,077)
Capital expenditure	10	(98,739)	(55,059)	(28,239)

Cash inflow/(outflow) before management of liquid resources and financing		(130,905)	13,950	31,474

Management of liquid resources	10	—	(37,000)	2,000
Financing	10	127,602	24,384	(22,636)

Increase/(decrease) in cash		£(3,303)	£1,334	£10,838

Reconciliation of Net Cash Flow to Reduction/(Increase) in Net Debt

	Year Ended December 31,
	2001	2002	2003
Increase/(decrease) in cash in the year	£(3,303)	£1,334	£10,838
Cash outflow/(inflow) from increases/(decreases) in short term deposits	—	37,000	(2,000)
Cash outflow from loans provided to group companies	—	—	19,403
Cash inflow from loans provided by group companies	(131,681)	(27,138)	(100)
Cash outflow from repayment of finance lease obligations	8,968	6,976	7,789

Change in net debt resulting from cash flow	(126,016)	18,172	35,930
Intercompany debt waiver	—	—	115,610
Foreign exchange movements on loans provided by group companies	(52)	5,707	2,362
Changes in lease related accruals	1,328	4	(421)
New finance leases	(199)	(1,310)	(3,791)

Reduction/(increase) in net debt	(124,939)	22,573	149,690

Net debt at beginning of year	(368,788)	(493,727)	(471,154)

Net debt at end of year	£(493,727)	£(471,154)	£(321,464)

The accompanying notes are an integral part of these financial statements.

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements

1. Description of Business

Global Crossing (UK) Telecommunications Limited (the “Company”), formerly Racal Telecommunications Limited (“Racal”) is a company registered in the United Kingdom (“UK”). The Company is one of the leading UK providers of managed network communications services. The Company provides a wide range of telecommunications services, marketing these services through two channels, commercial services and carrier services. The Company provides its customers with managed voice, data and Internal Protocol (“IP”) services tailored to their specific requirements. The Company’s commercial customer base includes over one hundred UK government departments, as well as information technology systems integrators, rail sector customers and major corporate customers. Other commercial services include pre-sales engineering and customer premise equipment (“CPE”) design, equipment procurement, provisioning and installation, and ongoing end-to-end CPE and network management and maintenance support. The Company’s carrier customers include leading communications service providers. The Company also sells to their carrier customers indefeasible rights to use (“IRU”) dark fibre and empty ducts.

The Company is part of a group of companies (the “Group Companies” or the “GC Group”). Its immediate parent company is Global Crossing (Bidco) Limited (“GC Bidco”), an indirect wholly owned subsidiary of Global Crossing Limited (formerly GC Acquisition Ltd.), a company organized under the laws of Bermuda in 2003 (“GCL”).

2. Accounting Policies

The financial statements have been prepared in accordance with applicable UK accounting standards (“UK GAAP”). The financial statements are prepared under the historical cost convention. A summary of the principal accounting policies is set out below, all of which have been applied consistently throughout the year and the preceding years as presented. The Company changed its turnover recognition policy relating to long term IRU agreements as discussed in Note 3.

Basis of preparation

On January 28, 2002, Global Crossing Ltd. (“Old GCL”), the Company’s ultimate parent company at that date, and certain of its subsidiaries filed voluntary petitions for relief in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under chapter 11 of title 11 (“chapter 11”) of the United States Code. On the same date, Old GCL and certain of its Bermuda subsidiaries commenced insolvency proceedings in the Supreme Court of Bermuda. Some additional subsidiaries subsequently commenced chapter 11 and, where applicable, Bermuda insolvency proceedings and their administration was consolidated with that of the initial filings.

On August 9, 2002, Hutchison Telecommunications Limited (“Hutchison”) and Singapore Technologies Telemedia PTE Limited (“ST Telemedia”) signed an agreement (the “Purchase Agreement”) pursuant to which each of them would purchase a 30.75% equity stake in a newly-formed Bermuda company that held substantially all of the assets of Old GCL (including its indirect ownership interest in the Company) upon emergence of the GC Group from bankruptcy. This agreement received the approval of the Bankruptcy Court and was supported by the various creditor groups who would receive the remaining 38.5% equity stake.

On December 26, 2002, the Bankruptcy Court confirmed Old GCL’s plan of reorganization (as amended, the “Plan of Reorganization”), which implemented the terms of the Purchase Agreement with respect to the chapter 11 cases. Consummation of the Purchase Agreement was subject to various conditions, including the receipt of regulatory approvals and the rights of each party to terminate its obligations under the Purchase Agreement under certain circumstances. On April 30, 2003, Hutchison withdrew from the Purchase Agreement, which provided that either investor may take over the investment opportunity of the other on such a withdrawal. Accordingly, ST Telemedia assumed the rights and obligations of Hutchison under the Purchase Agreement.

On December 9, 2003 (the “Effective Date”), GCL, emerged from chapter 11, and ST Telemedia acquired a 61.5% holding in GCL for consideration of $250.0 million. As a result of emergence from

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

chapter 11 and pursuant to the Plan of Reorganization, intercompany claims of Old GCL, Global Crossing Holdings Ltd. and other members of the GC Group were substantially eliminated and discharged by either offset, distribution, cancellation, or contribution of such claims, which resulted in significant intercompany debtor and creditor balances being forgiven. This waiver of the Company’s net intercompany creditor balances of £137.5 million, including £115.6 million of intercompany loans, is reflected as a capital contribution (see Notes 20, 21 and 22). At December 31, 2003, the Company’s remaining net intercompany creditor balance was £353.0 million, which includes a £328.8 million loan payable to GC Bidco. Should GC Bidco require repayment of this debt, the Company may not be able to meet this demand or its other debts as they fall due.

Also on the Effective Date, GC North America Holdings Inc. (“GCNA”), a subsidiary of GCL, issued $200.0 million of new debt in the form of 11.0% senior secured notes (the “Senior Secured Notes”) to a subsidiary of ST Telemedia. The Company, in common with a number of other Group Companies, is a party to a guarantee agreement whereby these notes are secured by a first priority security interest over certain of the Company’s assets and a first priority pledge of the capital stock of the Company by GC Bidco. These notes are scheduled to mature on the third anniversary of their issuance. Should there be a call on this guarantee the Company may not be able to meet the demands of the guarantee without surrendering the assets or share capital of the Company.

Given the intercompany debts discussed above, the Company’s net liability position, and the guarantee of the Senior Secured Notes, the Company is dependent upon GCL obtaining sufficient financing to fund its anticipated liquidity requirements so as not to require payment of the intercompany debt or a call on the guarantee of the Senior Secured Notes.

On May 18, 2004, GCL obtained short-term funding though an agreement between the Company and a subsidiary of ST Telemedia, STT Communications Ltd. (“STTC”), which subsequently assigned its rights and obligations to another subsidiary of ST Telemedia, STT Crossing Ltd. (“STT Crossing”), providing a $100.0 million senior secured loan facility (“the “Bridge Loan Facility”). The loan, which permits the Company to transfer the proceeds to other subsidiaries within the entire GC Group to be used for general corporate purposes, is secured by a second priority interest over certain of the assets of the Company and a second priority pledge of the capital stock of the Company by GC Bidco. In addition, it is guaranteed by GCL and each Group Company that receives an economic benefit from the funding. Except in the case of GCL, these guarantees are limited to the funds received by each guaranteeing Group Company. Under this facility, the Company borrowed $40.0 million (£21.8 million) on June 1, 2004, an additional $40.0 million (£22.0 million) on August 2, 2004, and a final $20.0 million (£11.1 million) on October 1, 2004, all of which was used to repay amounts owed to Bidco. In order to compensate the Company for the effective replacement of non-interest bearing intercompany debt with interest bearing external debt, £8.2 million of intercompany debt was waived. On November 2, 2004, the Bridge Loan Facility was amended to increase the availability there under to $125.0 million, and the Company borrowed the additional $25.0 million (£13.6 million) on November 5, 2004. An additional £2.0 million of intercompany debt was waived in order to compensate the Company for this borrowing.

The Bridge Loan Facility was originally scheduled to mature on December 31, 2004, and initially bore interest at a rate equal to the one-month London interbank offered rate (“LIBOR”) plus 9.9% with the spread over LIBOR increasing by 0.5% every 90 days after the May 18, 2004 closing. On November 5, 2004, STT Crossing and STT Hungary Liquidity Management Limited Liability Company (“STT Hungary”), the subsidiary of ST Telemedia that holds the Senior Secured Notes, agreed to the deferral of certain payments on the Bridge Loan Facility and the Senior Secured Notes, including a deferral of the final maturity date of the Bridge Loan Facility from December 31, 2004 to the earlier of January 15, 2005 or the completion of additional financing by the Company.

The GC Group has been seeking to arrange additional financing and anticipates that the additional financing will include a secured debt financing by the Company and a working capital facility secured by certain of the GC Group debtors. The indenture on the Senior Secured Notes limits the level of additional indebtedness that can be incurred by the GC Group. Based on discussions with potential lenders, and the level of additional financing required, the Company entered into a restructuring agreement with STTC, STT Crossing and STT Hungary (the “Restructuring Agreement”).

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

The Restructuring Agreement contemplates the simultaneous occurrence of the following transactions: (1) the closing of a secured debt financing by the Company; (2) the release of the security interests securing the Senior Secured Notes and the Bridge Loan Facility; (3) the repayment of $75.0 million of the Senior Secured Notes; and (4) the refinancing of the Bridge Loan Facility and the remaining Senior Secured Notes by $250.0 million principal amount of 4.7% payable-in-kind secured debt instruments (the “GCL Convertible Notes”) that will be mandatorily convertible into common equity of GCL after four years, or converted earlier at the lenders’ option, into approximately 16.2 million shares of common stock of GCL (assuming conversion after four years), subject to certain adjustments. The GCL Convertible Notes will be secured in a manner substantially similar to the Senior Secured Notes, except that they would not have liens on assets of the Company. In addition, the Restructuring Agreement contemplates that STT Crossing and STT Hungary will negotiate in good faith with prospective lenders under a working capital facility to be secured by certain accounts receivable balances regarding the intercreditor arrangements relating to the collateral security provisions of such facility. The Restructuring Agreement contains general descriptions of these transactions and is subject to completion of definitive documentation satisfactory to the parties and a number of other material conditions described therein. The Company can provide no assurance that these transactions will be completed.

Based on the Restructuring Agreement and the GC Group’s ongoing discussions with potential lenders, the Company’s directors are confident that the Company has a reasonable prospect of accessing sufficient funding. The Company’s directors believe that if the transactions contemplated by this restructuring, or other similar financing, are completed that the Company will generate adequate cash flow to meet all of its obligations, including any payments under the new debt instruments, as they become due. The Company’s directors have considered the probability of a call on the guarantee given by the Company or a demand by the GC Group that it repay the intercompany debt and consider it less than likely that either of these events will occur based on the ongoing support from ST Telemedia and the anticipated financing transactions.

The Company’s directors believe it is appropriate, in the circumstances, to prepare the financial statements on a going concern basis. Accordingly, the financial statements do not include any asset write downs (including write downs of receivables from other GC Group companies), provisions, reclassifications or other adjustments that would be required if this basis were no longer valid. However, until this restructuring or other similar financing occurs, there are substantial doubts that the Company will be able to continue as a going concern and, therefore, may be unable to realize its assets and discharge its liabilities in the normal course of business.

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of turnover and expenses during the reporting period. Actual results could differ from those estimates. The estimates are based on historical factors, current circumstances and the experience and judgement of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the evaluation.

Turnover recognition

Turnover, which excludes discounts, value added tax and similar sales taxes, represents the amount receivable in respect of telecommunications services, including network and other services, long term IRU agreements, and installation services which are accounted for on the accrual basis, to match turnover with provision of service.

Network and other services.    Network services are generated from the sale of transmission of voice, data, IP traffic and short term network capacity. Turnover from network services is recognized in the period the services are utilized by the customer. Other services are generated from design and

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

deployment of CPE, maintenance and network management for commercial customers. Turnover from the provision of other services which are contracted to be performed continuously over the contract term is recognized evenly over the period of each contract. For services invoiced in advance, amounts are deferred until provision of the service. The Company assesses whether turnover should be recorded gross as principal or net as agent, based on the features of such arrangements including whether the Company holds itself out as an agent, establishes the price, provides customer remedies, performs part of the service, and assumes the credit risk.

Long term IRU agreements.    Sales of network capacity and dark fiber to third parties pursuant to long term IRU agreements are accounted for as turnover and recognized at the time of delivery and acceptance where substantially all the risks and rewards have transferred to the customer. Indicators of such transfer includes, the purchaser’s right of use is exclusive and irrecoverable, the asset is specific and separable, the term of the contract is for the major part of the asset’s useful economic life, the attributable costs of carrying value can be measured reliably, and no significant risks are retained by the Company. During the years ended December 31, 2001, 2002 and 2003, there were no IRU agreements meeting these turnover recognition requirements and, accordingly, turnover is recognized in a manner consistent with service contracts.

Installation service.    The Company amortizes turnover related to installation services over the longer of the contract period or average expected customer relationship. The Company is charged initial connection fees when taking on new ISDN/PSTN circuits from local loop suppliers, predominantly (though not solely) from BT Group. These circuits are purchased by the Company solely and specifically for the purposes of providing connectivity over the final leg of the connection between a customer’s premises and the Company’s network.

Non-monetary transactions.    Turnover from contracts involving the provision of capacity in exchange for receiving capacity, or other services, is not recognized on the basis that the capacity does not have a readily ascertainable market value. The Company did not have any non-monetary transactions in the three years ended December 31, 2001, 2002 and 2003.

Cost of access

Cost of access, which is the largest component of cost of sales for the Company, includes usage-based charges to originate and/or terminate voice services, leased line charges for dedicated facilities and/or local loop charges, and usage-based internet peering charges incurred in transporting IP traffic and other enhanced services. Access costs are expensed as the services are received from our access providers and are determined based on the volume of access received, as measured by the Company’s network, and the access rates determined by arms length third party access provider contracts and/or tariff rates determined by the applicable regulatory authority. At the close of each reporting period, the Company records a provision for its best estimate of access costs.

Operating Leases

Costs of the network relating to the acquisition of capacity under operating leases are deferred and are amortized over the lesser of the term of the lease and the estimated useful life of the capacity.

Connection Costs

The Company is charged initial connection fees when taking on new ISDN/PSTN circuits from local loop suppliers, predominantly from BT Group. These circuits are purchased by the Company solely and specifically for the purposes of providing connectivity over the final leg of the connection between a customer’s premises and the Company’s network. Such initial connection costs are treated as prepaid costs within debtors, and amortized as expenses on a straight-line basis over the required lifetime of material contracts or the average expected customer relationship.

Foreign currencies

Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into pounds sterling at the rates ruling at that date and any gains and losses are recorded in

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

the profit and loss accounts. Transactions denominated in foreign currencies are translated into pounds sterling at the rates ruling at the dates of the transactions and any gain or loss is reflected in administrative expenses in the profit and loss accounts.

The Company’s foreign currency gains for the years ended December 31, 2001, 2002, and 2003 were £0.4 million, £9.6 million and £5.5 million, respectively.

Goodwill

Goodwill arising on the acquisition of businesses, representing any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, is capitalized and amortized on a straight line basis over its useful economic life. The Company periodically evaluates the carrying values of its fixed assets, including goodwill, whenever events or circumstances indicate that the carrying amount of these assets may not be recoverable or the estimated useful life has changed. Impairment is measured by comparing the carrying amount of a fixed asset or of an income-generating unit with the ‘recoverable amount,’ that is the higher of its net realizable value and its ‘value in use.’ ‘Value in use’ is calculated by discounting the expected future cash flows, using a discount rate based on an estimate of the rate that the market would expect on an equally risky investment. (See Note 12.)

Tangible fixed assets

Tangible fixed assets, which includes amounts under finance leases, are stated at cost net of depreciation and any provision for impairment. Major enhancements are capitalized, while expenditures for repairs and maintenance are expensed as incurred. Costs recorded prior to a network segment’s completion are reflected as construction in progress, which is reclassified to tangible fixed assets (network assets) at the date each segment of the applicable system becomes operational.

Construction in process includes direct expenditures for construction of network systems and is stated at cost. Capitalised costs include costs incurred under the construction contract; advisory, consulting and legal fees; interest; direct internal costs and operating costs; and amortized finance costs incurred during the construction phase. Once it is probable that a network system will be constructed, costs directly identifiable with the cable system under development are capitalized. Costs relating to the evaluation of new projects incurred prior to the date the development of the network system becomes probable are expensed as incurred. The Company did not capitalize any interest in any periods presented as it did not have any significant interest costs during these periods.

Depreciation is provided on all tangible fixed assets, except freehold land and construction in process, at such rates as to write off the cost less estimated residual value of each asset on a straight line basis over its expected useful life as follows:

Network assets
Fiber optic and other distribution cabling	21 years
Transmission equipment and other network assets	7 – 21 years
Block wiring	5 years

Fixtures and fittings tools and equipment
Motor vehicles	2 – 5 years
Fixtures and fittings	5 – 10 years
Computer equipment	2 – 3 years
Rolling stock	2 – 10 years
Other plant and machinery	2 – 5 years

Short-term leaseholds
Leasehold improvements	Lesser of the lease term or 10 years

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

When property or equipment is retired or otherwise disposed of, the cost and accumulated depreciation is reversed from the accounts, with any resulting gains or losses reflected in the profit and loss accounts.

The Company periodically evaluates the recoverability of its tangible fixed assets for impairment whenever events or circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. An impairment loss is recognized for the difference between the carrying amount of the fixed assets being evaluated and the estimated fair value of the assets. Impairment is measured by comparing the carrying amount of a fixed asset or of an income-generating unit with the ‘recoverable amount,’ that is the higher of its net realisable value and its ‘value in use.’ ‘Value in use’ is calculated by discounting the expected future cash flows, using a discount rate based on an estimate of the rate that the market would expect on an equally risky investment. (See Note 13.)

Provisions for bad debts and credit notes

The Company provides for records for bad debts and sales credits. Provisions for bad debts are charged to administrative expenses while provisions for sales credits are charged against turnover. The adequacy of the provisions is evaluated periodically by the Company utilizing several factors including the length of time the receivables are past due, changes in the customer’s credit worthiness, the customer’s payment history, the length of the customer’s relationship with the Company, the current economic climate, current industry trends and other relevant factors. Service level requirements are assessed to determine sales credit requirements where necessary. Changes in these estimates are charged or credited to the profit and loss accounts in the period of the change. If circumstances occur, such as changes in the financial viability of significant customers, an economic downturn, or changes in the Company’s ability to meet service level requirements, the estimates of the recoverability of the Company’s receivables could be reduced by a material amount.

Investment—short term deposit

The Company considers cash deposits which have maturities of greater than 24 hours to be current investments, and accordingly, they are reflected in liquid resources in the cash flow statements.

Cash at bank and in hand

The Company considers cash in banks and deposits repayable on demand to be cash at bank and in hand. Deposits repayable on demand are those that can be withdrawn at any time without notice and without penalty or have an agreed maturity of not more than 24 hours.

Pension costs

For the defined benefit elements of the Company’s pension schemes, the pension costs, which are periodically calculated by professionally qualified actuaries, are charged against the profit and loss accounts so that the expected cost of providing pensions is recognized during the period in which benefit is derived from the employees’ services. The costs of the various pension schemes may vary from the funding dependent upon actuarial advice with any difference between pension cost and funding being treated as an accrual or prepayment.

For the defined contribution elements of the Company’s pension schemes, the pension costs charged to the profit and loss account are the contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the balance sheet.

Taxation

UK corporation tax is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted or substantially enacted by the balance sheet date. Deferred tax is recognized in respect of all timing differences that have originated but not reversed at the balance

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. Timing differences are differences between the Company’s taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognized in the financial statements. A net deferred tax asset is regarded as recoverable and therefore recognized only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse based on tax rates and laws that have been enacted or substantially enacted by the balance sheet date. Deferred tax assets and liabilities are not discounted.

Extinguishment of deferred income obligations

The Company enters into agreements with its customers that may result in the receipt of non-refundable cash before the relevant criteria for income recognition have been satisfied and as a result a liability is recorded as deferred income. When these agreements are terminated through, for example, settlement agreements, the remaining deferred income balances are recognized as other income in operating expenses in the profit and loss accounts. Accordingly, the derecognition of these liabilities does not result in any turnover recognition by the Company. During the years ended December 31, 2001, 2002 and 2003, there was no extinguishment of deferred income obligations.

Restructuring

The Company recognizes a restructuring provision once there is a constructive obligation in respect of a past event. For severance costs, this is when the Company has raised an expectation in those affected that it will carry out the restructuring and has in place a detailed formal plan. For property lease costs, this is when the Company vacates the property. These amounts are discounted based on the appropriate discount rate. (See Note 18.)

Leases

Tangible fixed assets held under finance leases and hire purchase contracts and the related lease obligations are recorded in the balance sheet at the fair value of the leased assets at the inception of the lease. The excess of the lease payments over the recorded lease obligations is treated as finance charges and amortized over each lease term to give a constant rate of charge on the remaining balance of the obligations.

Rentals payable under operating leases are charged and recognized on a straight-line basis over the lease term, even if the payments are not made on such a basis.

Lessor Accounting

Amounts receivable under finance leases are recorded in the balance sheet at the amount of the net investment in the lease. Finance charges receivable are allocated between periods so as to produce a constant periodic rate of return on the net investment. Rental income from operating leases is recognized on a straight line basis over the lease term.

Concentration of risk

A significant portion of the Company’s turnover comes from a limited number of customers. For the years ended December 31, 2001, 2002 and 2003, 44.4%, 51.7%, and 51.7% of turnover was derived from the ten top commercial customers, respectively. These customers are made up of public sector clients and commercial organizations. These represent £25.5 million (55.5%) of debtors as of December 31, 2003.

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

During the year ended December 31, 2003, one customer accounted for £29.9 million, or 10.4%, of the Company’s turnover. The trade debtor balance for this customer comprised £8.4 million and £7.7 million of the Company’s total trade debtors balance at December 31, 2002 and 2003, respectively. During the years ended December 31, 2001 and 2002, no individual customer accounted for more than 10% of the Company’s turnover.

The Company relies on a limited number of third parties for the timely supply of equipment and services relating to its network infrastructure. If these suppliers experience interruptions or other problems delivering these network components on a timely basis, operating results could suffer. In certain instances the Company relies on a single supplier that has proprietary technology which has become core to the Company’s infrastructure and business. If it becomes necessary to seek alternative suppliers, the Company may be unable to obtain satisfactory replacement suppliers on economically attractive terms, on a timely basis or at all.

Share-based compensation

The Company records share-based compensation expense for awards it grants to its employees in its own shares and does not record compensation when granted by its parent company. If applicable, the Company records a liability for the excess of the market value of the option on the date of grant over the option price.

Decommissioning provision

The Company records a provision for the estimated costs of decommissioning the Company’s equipment installed at third party premises on expiry of a long-term contract for the provision of telecommunications services at the time turnover is recognized on the related sale.

Dilapidation provision

The Company records a provision for the estimated costs required to return leased properties to their original state in accordance with the respective third party lease agreements. The provision is based on the estimated present value of the obligation, determined applying an appropriate discount rate.

Fair value of financial instruments

The Company does not enter into financial instruments for trading or speculative purposes. The carrying amounts of financial instruments classified as current assets and liabilities, approximate their fair value due to their short maturities. The fair value of non-current financial instruments are based on market quotes, current interest rates or management estimates, as appropriate. (See Note 25.)

Reclassifications

Certain reclassifications and additional disclosures have been made to prior-year financial statements to conform to the current year presentation.

Recent accounting pronouncements

Application Note G to Financial Reporting Standard (“FRS”) 5, “Reporting the Substance of Transactions,” (the “Application Note”), which is applicable for accounting periods ending on or after December 23, 2003, sets out the basic principles of turnover recognition and specifically addresses the following arrangements which give rise to turnover: long term contractual performance; separation and linking of contractual arrangements; bill and hold arrangements; sales with a right of return; and presentation of turnover as principal or agent. The Company adopted the Application Note for the year ended December 31, 2003 and there was no material impact on the reported results of the Company as a result of the adoption.

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

International Financial Reporting Standards

From 2005 onwards, all listed companies in the European Union, including the Company, will be required to prepare their consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”). The Company intends to initiate a project to manage the transition from UK GAAP and IFRS and has begun the process of interpreting the accounting standards that will apply from 2005 onwards, setting its future accounting policies in accordance with IFRS and identifying the detailed accounting and disclosure requirements that may necessitate changes to the financial information systems. As this project is still being planned, the Company is not in a position to quantify the full effect of the differences between IFRS and UK GAAP on the Company’s results or financial position.

3. Change in accounting policy

As discussed in Note 2, subsequent to December 31, 2003 the Company changed its accounting policy for the recognition of turnover from contracts for the provision of capacity under IRUs for complete fibers. Under the previous policy IRUs were accounted for as sales and turnover was recognized at the time the capacity was first made available. Under the new policy revenue is recognized over the life of the IRU on a straight line basis where, as is generally the case, the Company has continuing involvement with the capacity. This new policy achieves greater consistency with the accounting policy adopted for the purpose of US GAAP (see Note 27). In addition, further adjustments have been recorded to match the recognition of costs and turnover and appropriately classify costs within the profit and loss accounts.

The following summarises the significant effects of this restatement on the profit and loss accounts:

	Year ended December 31,
	2001	2002	2003
	(in thousands)
Decrease in turnover from continuing operations	£(8,942)	£(15,148)	£(12,306)
Decrease/(increase) in cost of sales	(1,633)	1,030	3,914
Decrease in administration expenses	—	6,222	—
Decrease in exceptional impairment expense – tangible fixed assets	5,354	—	—

	£(5,221)	£(7,896)	£(8,392)

The following summarises the significant effects of this restatement on the balance sheets:

	December 31,
	2002	2003
	(in thousands)
Increase in tangible fixed assets	£22,356	£20,479
Decrease in stock	(4,933)	—
Increase in creditors: amounts falling due within one year	(1,814)	(4,140)
Increase in creditors: amounts falling due after more than one year	(66,139)	(78,015)
Decrease in provisions for liabilities and charges	11,611	14,365

Increase in net liabilities	£(38,919)	£(47,311)

Capital and reserves
Cumulative decrease in profit and loss account	£(38,919)	£(47,311)

Increase in equity shareholder’s deficit	£(38,919)	£(47,311)

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

4. Turnover

	Year ended December 31,
	2001	2002	2003
	(As restated—Note 3)
	(in thousands)
Provision of telecommunication services	£290,428	£257,924	£283,880
Long term IRU agreements	2,459	4,355	4,140

Total turnover	£292,887	£262,279	£288,020

The Company operates as one business segment with turnover derived from two types of third party customers, commercial customers and carrier customers located in the UK, and from Group Companies. The commercial customers are made up of public sector clients, rail industry and other commercial organizations. The carrier customers are mobile and fixed line operators with capacity requirements in the UK. The Company services these customers with assets and personnel located in the UK.

The following represents a summary of turnover by type of customer:

	Year ended December 31,
	2001	2002	2003
	(As restated—Note 3)
	(in thousands)
Carrier	£71,662	£44,530	£50,948
Commercial	207,232	215,894	235,757

	278,894	260,424	286,705
Group Companies	13,993	1,855	1,315

Total turnover	£292,887	£262,279	£288,020

5. Cost of sales, gross profit and other operating expenses

	Cost of sales	Gross profit	Distribution costs	Administrative expenses(1)	Operating profit/(loss)
	(in thousands)
Year Ended December 31, 2001 (Restated)
Continuing operations	£(226,378)	£59,517	£(22,073)	£(195,820)	£(158,376)
Discontinued operations	(7,357)	(365)	—	(428)	(793)

Total	£(233,735)	£59,152	£(22,073)	£(196,248)	£(159,169)

Year Ended December 31, 2002 (Restated)
Continuing operations	£(219,835)	£42,444	£(12,276)	£(73,195)	£(43,027)
Discontinued operations	—	—	—	(1,336)	(1,336)

Total	£(219,835)	£42,444	£(12,276)	£(74,531)	£(44,363)

Year Ended December 31, 2003 (Restated)
Continuing operations	£(199,124)	£88,896	£(9,647)	£(54,424)	£24,825

(1)	In 2001 administrative expenses include exceptional fixed asset impairment.

Discontinued operations comprise the Company’s cellular operations, which were not consistent with the Company’s strategic objectives. The trade and assets associated with this business were sold to a third party in January 2002.

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

6. Profit/(loss) on ordinary activities before taxation

	Year ended December 31,
	2001	2002	2003
	(in thousands)
Profit/(loss) on ordinary activities has been arrived at after charging/(crediting):
Auditors’ remuneration and expenses:
—audit fees—Deloitte & Touche LLP	£89	£150	£118
—other fees—Arthur Andersen	77	1	—
Depreciation of tangible fixed assets (Note 13):
—owned assets	45,210	33,082	35,073
—leased assets	4,202	3,455	758
Payments under operating leases:
—hire of plant and machinery	6,295	22,579	21,155
—other operating leases	6,420	7,749	8,413

Receipts under operating lease sublets	(366)	(825)	(813)
Loss on disposal of discontinued operations	—	1,336	—
Loss on disposal of assets	4,206	7,585	—
Exceptional cost—redundancy costs (Note 18)	6,657	7,471	594
Exceptional cost—facility closings (Note 18)	—	14,174	2,096
Exceptional gain—release of restructuring pension provision (Note 18)	—	—	(1,450)
Exceptional gain—rates rebate arising from reduction in agreed rateable value	—	(7,452)	(3,260)

Arthur Andersen resigned as the Company’s auditor effective July 31, 2001 and was replaced by Deloitte & Touche. Deloitte & Touche converted to LLP status on August 1, 2003. The figures above for Deloitte & Touche LLP cover both Deloitte & Touche and Deloitte & Touche LLP.

7. Finance charges, net

	Year ended December 31,
	2001	2002	2003
	(in thousands)
Interest payable and similar charges
Interest payable on bank loans and overdrafts	£—	£—	£(3)
Unwinding of discount on provisions and other long-term liabilities	—	—	(1,676)
Other interest payable	(340)	(108)	(377)
Finance charges on hire purchase contracts and finance leases	(3,416)	(3,991)	(3,417)

	(3,756)	(4,099)	(5,473)

Interest receivable and similar income
Finance lease interest receivable	1,735	1,010	683
Other interest receivable	232	1,683	1,037

	1,967	2,693	1,720

Finance charges, net	£(1,789)	£(1,406)	£(3,753)

8. Pension schemes

The Company’s employees participate in two occupational pension schemes, the Global Crossing Pension Scheme (the “Global Scheme”) and the Global Crossing Shared Cost Section of the Railways Pension Scheme (the “Railways Scheme”). The assets of these schemes are held separately from those of the Company in independently administered trusts. Contributions to the schemes in respect of the Company’s defined benefit obligations are charged to the profit and loss accounts so as to spread the cost of pensions over employees’ working lives with the Company. Pension costs for the years ended December 31, 2001, 2002 and 2003 were £1.8 million, £2.1 million and £1.7 million, respectively.

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

The Global Crossing Pension Scheme

The Global Scheme is an occupational pension scheme with two sections. The defined contribution section is used to provide ongoing pension benefits for its employees. The defined benefit section provides for each employee who was a member of a Racal pension scheme at May 24, 2000 a benefit that represents the additional pension arising from pay increases over and above the statutory revaluation that is applied to the benefits earned in the relevant Racal scheme prior to that date. No further defined benefit entitlements are accruing.

The Company’s pension obligations are assessed by a qualified actuary on the basis of triennial valuations. The first formal valuation of the Global Scheme at March 31, 2001 has been completed in accordance with the minimum funding requirement (but no allowance was made for the impact of transfers from employees who were previously members of the Racal pension schemes). Provisional calculations have been conducted for the purposes of estimating the Company’s pension charge for the year and the Global Scheme’s liabilities at December 31, 2003. For these purposes the projected unit credit funding method was used.

The Global Scheme also provides defined contribution benefits and the cost for the years ended December 31, 2001, 2002 and 2003 was £2.6 million, £1.9 million and £1.4 million, respectively.

The employer made annual contributions to the defined benefit section of £0.3 million and £0.2 million for the years ended December 31, 2002 and 2003, respectively.

The Global Crossing Shared Cost Section of the Railways Pension Scheme

The Company’s pension obligations are assessed by a qualified actuary on the basis of triennial valuations. The last valuation of the Railways Scheme was carried out at December 31, 2001, using the projected unit method. The assumptions which have the most significant effects on the results of the valuation are those relating the rate of return on investments to the rates of increase to salaries and pensions. It was assumed that investment returns would be at 5.68% per annum and 6.30% per annum for existing assets and new investments respectively, that salary inflation would average 4.0% per annum and that present and future pensions that are guaranteed to increase in line with limited price indexation would increase at the rate of 2.5% per annum.

The most recent actuarial valuation of the Railways Scheme shows that the market value of the scheme’s assets was £26.9 million and that the actuarial value of those assets represented 114% of the benefits that had accrued to members after allowing for expected future increases in earnings. The contributions of the Group Companies and employees remain at 7.5% and 5% of earnings respectively.

The employer contribution rate to the scheme for the year ended December 31, 2003 was 7.5% of pensionable salary benefits. The costs of the scheme are split 60%/40% between the Company and the employees respectively. The sharing of the cost in this manner has been recognized when determining the net pension asset (i.e. a surplus attributable to employees has been identified) and the employer’s current service cost, the expected return on the plan assets and interest on pension liabilities (these items are derived by taking 60% of the full charge).

The employer made annual contributions to the defined benefit section of £0.4 million and £0.1 million for the years ended December 31, 2002 and 2003, respectively.

A full actuarial valuation was carried out at December 31, 2001 and updated to December 31, 2003 by a qualified independent actuary.

Both Pension Schemes

The total defined benefit cost was £0.3 million for the year ended December 31, 2003. This included £0.1 million in respect of the amortization of surpluses/deficits that are being recognized over 10 years and 13 years (the average remaining service life of employees in the Global Scheme and Railways Scheme, respectively).

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

A total prepayment of £1.8 million (representing a provision of £0.7 million for the Global Scheme and a prepayment of £2.5 million for the Railways Scheme) in compliance with the reporting requirements of Statement of Standard Accounting Practice (“SSAP”) 24, “Accounting for Pension Costs,” is included under ‘Debtors—amounts due after more than one year’ in the balance sheet at December 31, 2003. At December 31, 2002, a total prepayment of £1.7 million is included under ‘Debtors—amounts due after more than one year’ in the balance sheet.

SSAP 24 disclosures

The figures included in the accounts in respect of the group pension scheme are based on an actuarial valuation carried out at March 31, 2001 for the Global Scheme and December 31, 2001 for the Railways Scheme. This does not take into account any impact of the fall in general stock market values since that date. Any such impact will be reflected once FRS 17 is adopted, which is expected to be prior to the results of the next triennial valuations (at April 1, 2004 and December 31, 2004, respectively) being incorporated.

FRS 17 disclosures

In accordance with the transitional arrangements for the implementation of FRS 17, the following closing balance sheet information is given for each defined benefit scheme. The data provided as follows is based on a review conducted by a qualified independent actuary at December 31, 2002 and 2003, respectively:

	GC Shared Cost Section. Railways Pension Scheme			The Global Crossing Pension Scheme
	December 31,			December 31,
	2001	2002	2003	2001	2002	2003
ASSUMPTIONS
Rate of increase in salaries (including merit / promotion)	4.25%	4.00%	4.50%	4.25%	4.00%	4.50%
Rate of increase of pensions in payment	2.25%	2.00%	2.50%	2.25%	2.00%	2.50%
Discount rate	5.75%	5.50%	5.50%	5.75%	5.50%	5.50%
Inflation assumption	2.25%	2.00%	2.50%	2.25%	2.00%	2.50%
Long-term expected rate of return
Fixed Interest Bonds	5.00%	4.50%	4.75%	5.00%	4.50%	4.75%
Equities	8.00%	8.00%	8.25%	8.00%	8.00%	8.25%
Other	8.00%	8.00%	8.25%	6.50%	N/A	4.50%

Average	7.70%	7.70%	7.70%	7.50%	5.80%	6.10%

	GC Shared Cost Section. Railways Pension Scheme			The Global Crossing Pension Scheme			Total
	December 31,			December 31,			December 31,
	2001	2002	2003	2001	2002	2003	2001	2002	2003
	(in thousands)
BALANCE SHEET
Fixed Interest Bonds	£2,686	£2,003	£3,980	£1,300	£1,806	£1,250	£3,986	£3,809	£5,230
Equities	20,980	15,644	17,670	6,650	1,013	1,050	27,630	16,657	18,720
Other	3,693	2,754	1,750	300	—	400	3,993	2,754	2,150

Total market value of assets	27,359	20,401	23,400	8,250	2,819	2,700	35,609	23,220	26,100
Present value of scheme liability	(23,750)	(19,544)	(22,110)	(11,000)	(6,257)	(4,980)	(34,750)	(25,801)	(27,090)

Surplus/(deficit) in the scheme	3,609	857	1,290	(2,750)	(3,438)	(2,280)	859	(2,581)	(990)
Unrecoverable surplus	(1,447)	—	—	—	—	—	(1,447)	—	—
Surplus attributable to employees	—	(343)	(510)	—	—	—	—	(343)	(510)

Net pension asset/(liability)	£2,162	£514	£780	£(2,750)	£(3,438)	£(2,280)	£(588)	£(2,924)	£(1,500)

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

	GC Shared Cost Section. Railways Pension Scheme		The Global Crossing Pension Scheme		Total
	December 31,		December 31,		December 31,
	2002	2003	2002	2003	2002	2003
	(in thousands)
ANALYSIS OF THE AMOUNT THAT WOULD BE CHARGED TO OPERATING PROFIT

Employer’s current service cost	£223	£250	£210	£100	£433	£350

ANALYSIS OF THE AMOUNT THAT WOULD BE CREDITED TO OTHER FINANCE INCOME/(CHARGED TO OTHER FINANCE COST)

Expected return on pension plan assets	£1,213	£910	£389	£160	£1,602	£1,070
Interest on pension liabilities	(782)	(630)	(462)	(340)	(1,244)	(970)

Net return	£431	£280	£(73)	£(180)	£358	£100

ANALYSIS OF AMOUNT THAT WOULD BE RECOGNIZED IN STATEMENT OF TOTAL RECOGNIZED GAINS/LOSSES

Actual return less expected return on plan assets	£(5,924)	£3,400	£274	£(260)	£(5,650)	£3,140
Experience gains/(losses) arising on plan liabilities	2,596	—	(583)	1,950	2,013	1,950
Changes in assumptions underlying the plan liabilities	—	(3,137)	(348)	(472)	(348)	(3,609)
Increase in unrecoverable surplus	—	—	—	—	—	—
Increase in surplus attributable to employees	1,104	(167)	—	—	1,104	(167)

Actuarial loss recognized in Statement of Total Recognized Gains and Losses	£(2,224)	£96	£(657)	£1,218	£(2,881)	£1,314

RECONCILIATION OF SURPLUS/(DEFICIT)
Surplus/(deficit) in plan at beginning of the year	£2,162	£514	£(2,750)	£(3,438)	£(588)	£(2,924)
Employer’s current service cost	(223)	(250)	(210)	(100)	(433)	(350)
Employer’s contributions	368	140	252	220	620	360
Other finance income/(cost)	431	280	(73)	(180)	358	100
Actuarial gain/(loss)	(2,224)	96	(657)	1,218	(2,881)	1,314

Surplus/(deficit) in plan at end of the year	£514	£780	£(3,438)	£(2,280)	£(2,924)	£(1,500)

HISTORY OF EXPERIENCE OF GAINS AND LOSSES
Actual return less expected return on plan assets
amount	£(5,924)	£3,400	£274	£(260)	£(5,650)	£3,140
percentage of plan assets	(29)%	15%	10%	(10)%	24%	12%
Experience gains/(losses) on plan liabilities
amount	£2,596	£—	£(583)	£1,950	£2,013	£1,950
percentage of the present value of plan liabilities	13%	—%	(9)%	39%	8%	7%
Total loss recognized in Statement of Total Recognized Gains and Losses
amount	£(2,224)	£96	£(657)	£1,218	£(2,881)	£1,314
percentage of the present value of plan liabilities	(11)%	—%	(11)%	25%	(11)%	5%

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

Had FRS 17 been fully adopted, the reserves and net asset position would have been as follows:

	December 31,
	2002	2003
	(As restated—Note 3)
	(in thousands)
Equity shareholder’s deficit	£(467,416)	£(308,845)
Less: pension fund asset under SSAP 24	(1,700)	(1,795)
Add: pension fund liability under FRS 17	(2,924)	(1,500)

Revised equity shareholder’s deficit	£(472,040)	£(312,140)

9. Tax on profit/(loss) on ordinary activities

There was no taxation charge recorded during the years ended December 31, 2001, 2002 and 2003.

Reconciliation of tax charge

The tax differs from the standard rate of corporation tax in the UK of 30%. The differences are explained as follows:

	Year ended December 31,
	2001	2002	2003
	(As restated—Note 3)
	(in thousands)
Profit/(loss) on ordinary activities before taxation	£(160,958)	£(45,769)	£21,072

Tax on profit/(loss) at 30%	(48,287)	(13,731)	6,322

Factors affecting tax charge for the year:
Expenses not deductible for tax purposes	520	756	1,098
Taxable amounts credited to reserves	—	—	6,080
Excess/(deficit) of tax allowances over book depreciation	1,527	(14,301)	(8,658)
Other timing differences	3,129	5,873	1,225
Tax losses carried forward	29,442	8,805	—
Current year loss surrendered as group relief	13,669	12,598	—
Utilization of group relief	—	—	(281)
Utilization of losses brought forward	—	—	(5,786)

Current tax for the year	£—	£—	£—

There is no deferred tax charge or credit in any period as there is no deferred tax asset or liability recognized in any period. However, at each year end there is a significant deferred tax asset, which has been principally generated by the Company’s losses to date. This deferred tax asset has not been recognized due to the uncertainty surrounding its crystallization.

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

10. Reconciliation of operating profit to operating cash flows

	Year ended December 31,
	2001	2002	2003
	(in thousands)
Operating profit/(loss), as restated	£(159,169)	£(44,363)	£24,825

Exceptional fixed asset impairment	66,374	—	—
Loss on disposal of assets	4,206	7,585	—
Depreciation	49,412	36,537	35,831
Working capital:
Decrease/(increase) in debtors	(33,548)	4,159	(5,404)
Increase in pension funding	(640)	(460)	(95)
Increase/(decrease) in creditors	42,187	54,272	8,915
Increase/(decrease) in provisions	801	12,685	(2,282)

Net cash inflow/(outflow) from operating activities	£(30,377)	£70,415	£61,790

Analysis of cash flows
Return on investments and servicing of finance:
Interest received	£232	£1,683	£1,037
Interest element of finance lease receivables	1,735	1,010	683
Interest paid	(340)	(108)	(380)
Interest element of finance lease obligations	(3,416)	(3,991)	(3,417)

Total return on investments and servicing of finance	£(1,789)	£(1,406)	£(2,077)

Capital expenditure:
Payments to acquire tangible fixed assets	£(98,739)	£(57,589)	£(28,239)
Receipts from sales of tangible fixed assets	—	2,530	—

Total capital expenditure	£(98,739)	£(55,059)	£(28,239)

Management of liquid resources:
Change in short term deposits	£—	£(37,000)	£2,000

Financing:
Repayments of loans provided by group companies	£—	£—	£(19,403)
Loans provided by group companies	131,681	27,138	100
Repayment of capital lease obligations	(8,968)	(6,976)	(7,789)
Receipt from capital leases	4,889	4,222	4,456

Total financing	£127,602	£24,384	£(22,636)

11. Analysis of changes in net debt

	Cash	Loans due to Group Companies	Finance leases	Short term deposits	Total
	(in thousands)
At January 1, 2001	£6,534	£(313,045)	£(62,277)	£—	£(368,788)
Cash flows	(3,303)	(131,681)	8,968	—	(126,016)
Other changes	—	(52)	1,129	—	1,077

At December 31, 2001	3,231	(444,778)	(52,180)	—	(493,727)
Cash flows	1,334	(27,138)	6,976	37,000	18,172
Other changes	—	5,707	(1,306)	—	4,401

At December 31, 2002	4,565	(466,209)	(46,510)	37,000	(471,154)
Cash flows	10,838	19,303	7,789	(2,000)	35,930
Other changes	—	117,972	(4,212)	—	113,760

At December 31, 2003	£15,403	£(328,934)	£(42,933)	£35,000	£(321,464)

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

12. Goodwill

Goodwill comprised the following at December 31, 2002 and 2003:

Goodwill
(in thousands)
Cost	£28,535
Depreciation	(28,535)

Net book value	£—

A review undertaken by the directors showed that the Company’s assets at December 31, 2000 were impaired. In accordance with the provisions of FRS 11, “Impairment of Fixed Assets and Goodwill” (“FRS 11”), the impairment charge was allocated first against goodwill, with the remainder being recorded as an impairment of tangible fixed assets. The net book value of goodwill was reduced to £nil in the 2000 financial statements, causing an exceptional expense within administrative expenses. The impairment review in relation to the 2001, 2002 and 2003 financial statements confirmed that the carrying value of goodwill remains £nil.

13. Tangible fixed assets

	Leasehold improvements	Fixtures and fittings, tools and equipment	Network assets	Total
	(As restated—Note 3)
	(in thousands)
Cost
At January 1, 2003	£17,649	£32,215	£656,964	£706,828

Reclassifications	(2,350)	2,136	214	—
Additions	345	50	23,690	24,085
Disposals	—	—	(1)	(1)

At December 31, 2003	£15,644	£34,401	£680,867	£730,912

Depreciation
At January 1, 2003	£(10,466)	£(29,531)	£(469,103)	£(509,100)

Reclassifications	225	1,112	(1,337)	—
Charge for the year	(634)	(2,885)	(32,312)	(35,831)
Disposals	—	—	—	—

At December 31, 2003	£(10,875)	£(31,304)	£(502,752)	£(544,931)

Net book value
At December 31, 2003	£4,769	£3,097	£178,115	£185,981

At December 31, 2002	£7,183	£2,684	£187,861	£197,728

The Company’s network assets include finance leases, operating leases and construction in process. At December 31, 2002 and 2003, the net book value of assets held under finance leases and hire purchase contracts was £3.5 million and £6.5 million, respectively. The Company subleased certain of these assets and received rental payments of £6.6 million, £5.2 million and £5.1 million in the years ended December 31, 2001, 2002 and 2003, respectively. The cost and accumulated depreciation of assets held to lease out under operating leases at December 31, 2002 and 2003 was £1.1 million giving a net book value of £nil. The cost and net book value of construction in progress (which is not depreciated) at December 31, 2002 and 2003 was £41.6 million and £8.8 million, respectively.

Impairment of tangible assets

During the year ended December 31, 2001, the Company was involved in strategic discussions with potential investors at which time it became evident that the value they were attributing to the

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

Company’s business was below the existing net carrying value of the assets held. Accordingly, the Company performed a recoverability test on its tangible fixed assets and determined that its tangible fixed assets were impaired, which resulted in the recording of a £66.4 million charge in accordance with FRS 11. In reaching this assessment, consideration was given to the cash flows of the business, the indicative offers received for the Company’s share capital to date and the extent to which the value of the business may have been enhanced by expenditure made subsequent to December 31, 2001.

This impairment review was updated in 2002 and 2003, and the directors believe no additional asset impairment charge is required for either of the years ended December 31, 2002 and 2003. In reaching this assessment, the directors have followed the provisions of FRS 11 and have considered the forecast cash flows of the business.

14. Debtors

	December 31,
	2002	2003
	(in thousands)
Amounts receivable in less than one year:
Trade debtors (billed)	£55,867	£45,894
Provisions	(11,301)	(5,887)

Trade debtors, net	44,566	40,007
Amounts receivable from Group Companies (Note 22)	58,163	42,972
Other debtors	9,496	10,822
Prepayments and accrued income(1)	22,010	18,956
Amounts receivable under finance leases	4,989	1,832
VAT	102	278

	139,326	114,867

Amounts receivable in more than one year:
Prepayments and accrued income	3,231	6,226
Amounts receivable under finance leases	6,061	4,231
Trade debtors	2,124	1,593
SSAP 24 pension prepayment (Note 8)	1,700	1,795

	13,116	13,845

Total amounts due	£152,442	£128,712

(1)	Included are prepayments of £15,159 and £13,060 at December 31, 2002 and 2003, respectively.

The Company is exposed to certain concentrations of credit risk. (See Note 2)

15. Creditors: amounts falling due within one year

	December 31,
	2002	2003
	(As restated—Note 3)
	(in thousands)
Trade creditors	£44,025	£35,120
Amounts owed to Group Companies (Note 22)	581,102	395,927
Other creditors	2,574	1,074
Obligations under finance leases and hire purchase contracts	9,905	7,850
Other taxes and social security costs	3,324	728
Accruals and deferred income(1)	63,506	51,246

	£704,436	£491,945

(1)	Included are accruals of £33,207 and £25,064 as at December 31, 2002 and 2003, respectively.

The amounts owed to the Group Companies are non-interest bearing.

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

16. Creditors: amounts falling due after more than one year

	December 31,
	2002	2003
	(As restated—Note 3)
	(in thousands)
Obligations under finance leases and hire purchase contracts	£36,605	£35,083
Other creditors	1,356	1,303
Deferred income	97,915	129,053

	£135,876	£165,439

Obligations under finance leases and hire purchase contracts:
Falling due within one year	£9,905	£7,850
Falling due between two and five years	16,413	18,533
Falling due after five years	20,192	16,550

	£46,510	£42,933

Obligations under finance leases and hire purchase contracts are secured against hybrid transmitter networks and bear finance charges at rates ranging from 7.9% to 10.0% per annum.

17. Provisions for liabilities and charges

	Decommissioning costs	Dilapidations	Facility closings (Note 18)	Litigation	Total
	(in thousands)
Balance at January 1, 2003	£2,172	£2,364	£14,174	£133	£18,843
Amounts (credited)/charged to the profit and loss account	(1,601)	(187)	2,096	—	308
Adjustment arising from unwinding of discount	—	338	1,338	—	1,676
Adjustment arising from change in discount rate	—	64	417	—	481
Utilized in the year	(425)	—	(4,189)	(133)	(4,747)

Balance at December 31, 2003	£146	£2,579	£13,836	£—	£16,561

The provision for decommissioning represents the estimated costs of decommissioning the Company’s equipment installed at third party premises on the expiration of a long-term contract for the provision of telecommunication services. The Company estimates that this provision will be fully utilized within the next year.

The dilapidation provision is the estimated net present value of making good dilapidations on the Company’s portfolio of properties held under lease with third parties. The Company has entered into various property leases that primarily expire between 1 year and 17 years from the balance sheet date.

The litigation provision was the liability that had arisen from commercial and employment-related claims and was settled during 2003. There is no such provision required at the end of 2003.

Deferred taxation provided and deferred taxation not provided are as follows:

	Provided		Not provided—asset
	December 31,		December 31,
	2002	2003	2002	2003
	(in thousands)
Accelerated capital allowances	£—	£—	£(19,132)	£(10,389)
Other timing differences	—	—	(18,183)	(19,408)
Tax losses available	—	—	(59,880)	(53,801)

	£—	£—	£(97,195)	£(83,598)

The Company’s tax loss carryforward was £199.6 million and £179.3 million at December 31, 2002 and 2003, respectively.

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

18. Restructuring costs

The Company decided that due to the duration and severity of the slowdown in the telecommunications industry, it would be necessary to reduce operating expenses as well as reduce and reprioritize capital expenditures in an effort to be in a position to benefit when the economy and the telecommunications industry recover. In an effort to address the Company’s continuing losses, during the year ended December 31, 2001, the Company’s Board of Directors approved a restructuring plan which resulted in the elimination of approximately 338 positions across the Company’s business functions and job classes.

Throughout 2002, the Company continued its efforts to increase efficiencies and to reduce costs. As a result of these continued initiatives and adjustments to the plans adopted in 2001 the Company achieved the elimination of a further 285 positions.

In addition, as part of the plan, the Company implemented a significant consolidation of offices and other real estate facilities. As a result of these initiatives, the Company vacated approximately 129,000 square feet of space and recorded provisions for continuing building lease obligations and estimated broker commissions, offset by anticipated third party sublease payments.

In 2003, a further eleven positions were eliminated. In addition, the Company released the £1.5 million provision recorded in 2002, for future pension costs of specific legacy Racal employees as it was not required.

Approximately 11,000 square feet of additional space was vacated in 2003. Also, during 2003 the Company reassessed the adequacy of the restructuring provision and determined the restructuring provision had to be increased due to the weak market for subletting the space vacated in 2002. The remaining payments will be made over the lease terms, which extend to 2021.

The table below details the movements in the restructuring reserve for the years ended December 31, 2003 and 2002:

	Employee Redundancies	Facility Closings	Total
	(in thousands)
Balance at January 1, 2001	£—	£—	£—
Charges to the profit and loss accounts	6,657	—	6,657
Utilised in the year	(6,409)	—	(6,409)

Balance at December 31, 2001	248	—	248
Charges to the profit and loss accounts	7,471	14,174	21,645
Utilised in the year	(6,129)	—	(6,129)

Balance at December 31, 2002	1,590	14,174	15,764
Charges to the profit and loss accounts	594	2,096	2,690
Provision release	(1,450)	—	(1,450)
Adjustment arising from unwinding of discount	—	1,338	1,338
Adjustment arising from change in discount rate	—	417	417
Utilized in the year	(734)	(4,189)	(4,923)

Balance at December 31, 2003	£—	£13,836	£13,836

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

19. Called-up share capital

	December 31,
	2002	2003
	(in thousands)
Authorized
2,000,000 ordinary shares of £1 each	£2,000	£2,000

Called-up, allotted and fully paid
100,000 ordinary shares of £1 each	£100	£100

20. Movement on reserves

	Year ended December 31,
	2001	2002	2003
	(As restated—Note 3)
	(in thousands)
Retained loss at beginning of year, as previously reported	£(234,987)
Prior year adjustment	(25,802)

Retained loss at beginning of year	(260,789)	£(421,747)	£(467,516)
Profit/(loss) for the year	(160,958)	(45,769)	21,072
Capital contribution (Note 2)	—	—	137,499

Retained loss at end of year	£(421,747)	£(467,516)	£(308,945)

21. Reconciliation of movements in equity shareholder’s deficit

	Year ended December 31,
	2001	2002	2003
	(As restated—Note 3)
	(in thousands)
Opening equity shareholder’s deficit, as previously reported	£(234,887)
Prior year adjustment	(25,802)

Opening equity shareholder’s deficit	(260,689)	£(421,647)	£(467,416)
Profit/(loss) for the year	(160,958)	(45,769)	21,072
Capital contribution (Note 2)	—	—	137,499

Closing equity shareholder’s deficit	£(421,647)	£(467,416)	£(308,845)

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

22. Related parties

Transactions with Group Companies

The debtor and creditor balances as a result of transactions with Group Companies are as follows:

	December 31,
	2002	2003
	(in thousands)
Debtor balances due from:
South American Crossing Ltd	£—	£34,732
Global Crossing Europe Ltd	19,702	—
Global Crossing Ireland Limited	17,754	—
GT UK Ltd	4,942	1,343
Global Crossing Telecommunications Inc	4,042	4,042
Other Group Companies	11,723	2,855

	£58,163	£42,972

Credit balances due to:
Global Crossing Development Co	£28,012	£16,294
GC Pan European Crossing UK Ltd	20,627	—
Global Crossing Network Services Ltd	16,881	16,881
Global Crossing Europe Ltd	14,574	11,808
Global Crossing Holdings Ltd	11,726	—
Global Crossing Telecommunications Inc	8,369	7,080
South American Crossing Ltd	—	6,621
Global Crossing (Bidco) Limited	5,300	5,164
Global Crossing Ireland Limited	5,169	1,870
Other Group Companies	4,235	1,275

	£114,893	£66,993

The Group Companies share many functions and services that benefit the whole GC Group. These functions and services are performed by various members of the GC Group and the costs are allocated on various methods. The resulting intercompany debtor and creditor balances are generally not settled in cash between the Group Companies, rather the balances fluctuate as a result of these various transactions. However, during the year ended December 31, 2003 a net of £21.9 million of these creditor balances were forgiven as described below.

The costs have been historically allocated on the basis that the GC Group believes it is a reasonable reflection of the utilization of each service provided or the benefit received by each of the Group Companies. The allocated costs, while reasonable, may not necessarily be indicative of the costs that would have been incurred by the Company if it had performed these functions or received these services as a stand-alone entity. The Company intends to enter into agreements to formalize these costs and the method of settlement with the other Group Companies.

Corporate services

Corporate services include costs associated with operating expenses and administrative costs. The total costs of these functions and services are allocated to the Group Companies based on a worldwide allocation. The worldwide allocation is based on a prorata allocation of turnover, net tangible assets, headcount, or a combination thereof, which varies for the type of costs being allocated. The factor applied to each type of cost is based on the factor(s) most closely aligned with the cost.

Operating expenses include mergers and acquisition services, office and facilities costs, depreciation and amortization, corporate development, network engineering, and product development and are allocated primarily on a net tangible fixed assets factor. Administrative services include tax, finance and accounting, information systems, human resources, management, legal, administrative,

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

risk management and charitable contributions. The tax, finance and accounting costs are allocated based on turnover or the Group Company headcount dedicated to serve the Company. Information services and human resource costs are allocated based on headcount. Other administrative costs are allocated based on turnover or turnover and net tangible fixed assets. The total cost of the services was £16.9 million, £4.7 million and £11.7 million for the years ended December 31, 2001, 2002 and 2003, respectively.

Shared services

The Company provides Group Companies the use of certain of its assets, and the Group Companies provide the Company the use of certain of its assets. Such assets include staffing and administrative assets, fiber, leased circuits, network equipment, real estate and such other assets as reasonably deemed necessary for the relevant network’s efficient operation. The net cost of the use of these assets was £4.7 million, £2.3 million and £0.9 million for the years ended December 31, 2001, 2002, and 2003, respectively.

Telecommunications services

The Company carries international voice traffic and terminates calls on behalf of Global Crossing Europe Limited (“GCE”) and Global Crossing Telecommunications Inc. (“GCT”). GCE and GCT also provide the Company with similar services. This allows the GC Group to distribute more efficiently the costs of voice transport and termination services among the Group Companies. Accordingly, the costs of these services are incurred by the company which carries the traffic or terminates the call, while the corresponding customer contract is with a different entity. The Company recorded the net difference between costs related to its customers and the total costs incurred as a reduction to cost of sales and established a corresponding intercompany debtor balance. During the years ended, December 31, 2002 and 2003 the Company recorded a reduction to cost of sales of £1.2 million and £11.5 million, respectively.

During 2002, the Company novated certain service purchase agreements to another Group Company. Through 2001, while the Company was the party contracting these services, the Company recognized turnover and cost of sales for the provision of these services to other Group Companies. In connection with the novation of these contracts, the Company revised the allocation of costs among the Group Companies and the method of charging these amounts. As a result, after 2001, the Company recognized the net amount of these transactions with other Group Companies as an offset to cost of sales.

In addition, during the years ended December 31, 2001, 2002 and 2003, the Company sold £14.0 million, £1.9 million and £1.3 million, respectively, of capacity on its network to Group companies, which was recognized as turnover.

Other transactions

Tax Sharing

The Company and other UK entities of the group (the “UK Group”) share tax losses as allowed by UK tax law. Under the tax sharing, losses can be utilized by any entity within the UK Group in the period in which they are generated. There is no formal arrangement in place that provides for compensation between the entities in relation to the losses obtained or forgiven. As a result, the entity which surrenders its tax loss is not compensated by the other UK Group company.

In the years ended December 31, 2001 and 2002, the Company surrendered tax benefits of £13.7 million and £12.6 million, respectively, to other UK Group companies. In the year ended December 31, 2003, the Company received £0.3 million of tax benefits surrendered by other UK Group companies. As these losses are not recorded, due to uncertainty over the ability to utilize, and as the Company is not compensated for losses surrendered, there is no accounting recognition of these transactions under UK GAAP.

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

The Company intends to enter into a formal tax sharing agreement that will establish the basis upon which certain tax matters in the United Kingdom, including the surrender of tax losses and the reallocation of income or gains, between the Company and other Group Companies will be conducted. The claimant company will pay the surrendering company an amount equal to the amount surrendered multiplied by the average corporate tax rate for the period in which relief is deemed.

Other

The Company provides services to various Group Companies, including making payroll payments and payments of non-trade invoices on behalf of other Group Companies, receiving customer cash payments, and exchanging foreign currency. These transactions have no impact on the profit and loss accounts.

During the years ended December 31, 2001, 2002 and 2003, the Company incurred £1.1 million, £1.9 million and £2.2 million, respectively, of lease costs for certain office space. Other members of the GC Group, GC Pan European Crossing Networks BV (“GC PEC Networks”) and GC Pan European Crossing UK Ltd (“GC PEC UK”) are contractually liable for these obligations.

The Company has certain employees that are eligible to receive stock based compensation awards in connection with the GCL plans. These include, but are not limited to, stock options and stock appreciation rights. The Company is not charged for any compensation expense associated with the granting of these awards to its employees by GCL. During the year ended December 31, 2003, there were three employees who received such awards.

Loans from Group Companies

The intercompany loans due to Group Companies are as follows:

	December 31
	2002	2003
	(in thousands)
GC Bidco	£446,264	£328,834
Global Crossing Holdings Ltd	19,945	—
Other Group Companies	—	100

	£466,209	£328,934

The average intercompany loan balances outstanding are as follows:

	Years ended December 31,
	2001	2002	2003
	(in thousands)
GC Bidco	£395,694	£448,301	£436,007
Global Crossing Holdings Ltd	—	17,487	9,903

	£395,694	£465,788	£445,910

Through 2002, the Company received non-interest bearing loans, primarily from GC Bidco, in order to fund its daily operations. These loans have no established repayment terms and are due on demand. Therefore, in 2003 when the Company became profitable and cash generative, the Global Crossing Holding Ltd loan was repaid at the request of Old GCL. In addition during the year ended December 31, 2003, £115.6 million of the loans were forgiven, as described below.

Intercompany debt guarantee and balance waivers

The Company is party to a guarantee agreement whereby GCL’s Senior Secured Notes are secured by an interest over certain of the Company’s assets and a pledge of the capital stock of the Company by GC Bidco. In connection with this guarantee and as compensation to the Company, a

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

number of intercompany claims of Old GCL and other members of the GC Group were forgiven. The following summarizes the intercompany debtor and creditor balances forgiven.

Year ended December 31, 2003
(in thousands)
Debtor balances due from:
Global Crossing Ireland Limited	£12,711
GT UK Ltd	4,942
Global Crossing Network Centre (UK) Ltd	1,833
Global Crossing North America Inc	1,047
ALC Communications Corporation	2,020
Other Group Companies	2,220

£24,773

Creditor balances due to:
Global Crossing Development Co	£22,923
GC Pan European Crossing UK Ltd	20,592
Global Crossing Holdings Ltd	2,997
Other Group Companies	150

46,662
Loan due to Global Crossing (Bidco) Limited	115,610

Net intercompany creditor balance waived	£137,499

23. Ultimate parent company and controlling party

At December 31, 2003, the directors regarded Temasek Holdings (Private) Limited (“Temasek”), a company incorporated in the Republic of Singapore, as the ultimate parent company and ultimate controlling party. The largest group, which now includes the Company and for which financial results are prepared, is that headed by Temasek, a company incorporated in the Republic of Singapore and whose registered office is 60B Orchard Road, # 06-18, Tower 2, Singapore 238891.

The Company’s immediate parent company is GC Bidco, a company registered in England and Wales. This is the smallest group for which consolidated financial statements are available. The consolidated financial statements of GC Bidco are available to the public from Companies House.

24. Commitments and contingencies

Leases

At December 31, 2003, the Company had annual commitments under noncancelable operating leases as follows:

	December 31,
	2002		2003
	Land and buildings	Other assets	Land and buildings	Other assets
	(in thousands)
Payable on operating leases that expire
—within one year	£246	£5,097	£240	£1,289
—between two and five years	69	10,537	68	10,205
—after five years	8,308	5,084	8,294	4,524

	£8,623	£20,718	£8,602	£16,018

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

The following table presents a schedule of future minimum commitments under noncancelable leases at December 31, 2003:

	Year ended December 31,
	Operating	Finance
	(in thousands)
2004	£24,620	£9,671
2005	23,239	4,320
2006	17,542	4,705
2007	15,255	5,071
2008	12,845	4,437
Thereafter	75,219	16,550

Total minimum lease payments	£168,720	44,754

Less: amount representing interest		(1,821)

Present value of minimum lease payments		42,933
Less: current portion		(7,850)

Obligations under finance leases and hire purchase contracts		£35,083

A portion of these payments have been reserved for as part of the restructuring provision. (See Note 18.)

The leases have various expiration dates and renewal options through 2021. Certain of the Company’s operating lease agreements include scheduled rent increases over the term of the lease.

As previously noted, the Company incurs the lease costs for certain office space it uses in London although GC PEC Networks and GC PEC UK are contractually liable for these obligations. The Company’s directors confirm that it is the Company’s intention to continue to meet all contractual costs on this property on behalf of GC PEC UK and GC PEC Networks and, accordingly, the commitment has been treated in these accounts as if it were the Company’s lease.

Purchase commitments

The Company has purchase commitments with third party access vendors that require it to make payments to purchase network services, capacity and telecommunications equipment through 2008. Some of these access vendor commitments require the Company to maintain minimum monthly and/or annual billings, in certain cases based on usage. In addition, the Company has purchase commitments with third parties that require it to make payments for operations, administration and maintenance services for certain portions of its network through 2025. The minimum commitment at December 31, 2003 is £109.3 million and is payable over periods of one to twenty-three years.

As of December 31, 2003, the Company had entered into agreements for £3.3 million of future capital expenditures.

Contingencies

UK Office of Fair Trading.    In 2002, an investigation was commenced by the UK Office of Fair Trading (the “OFT”), regarding an allegation that various subsea cable operator entities, including the Company, had engaged in an illegal agreement to collectively boycott a location in the UK as a means for the landing of subsea telecommunications cables in the UK. The Company responded to that investigation in 2002 denying the allegation. In August 2003, the OFT extended its investigation in respect of allegations of price fixing and information sharing on the level of fees that the subsea entities would pay landowners for permission to land submarine telecommunication cables on their land in the UK. The Company responded to that part of the investigation on October 10, 2003, In July 2004, the Company received a request for the production of certain information and documentation, and

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

responded in August 2004. The Company has cooperated fully with the investigation and supplied additional factual materials including a number of formal witness statements. In the event that the OFT determines that the Company engaged in anti-competitive behavior, the OFT may impose a fine up to a maximum of 10% of the responsible party’s turnover in the field of activity in the UK for up to three years preceding the year on which the infringement ended. The Company disputes any suggestion of inappropriate actions on its part and will continue defending itself vigorously against any charges that may follow the investigation.

Network Rail.    A portion of the Company’s network is subject to a finance lease with Network Rail, the owner of the railway infrastructure in the UK. Those provisions of the finance lease addressing copper cable and PABX equipment used by the Company to deliver managed voice services to UK train operating companies (the “Copper Provisions”) may be terminated on twelve months’ notice. In connection with its plans to modernize the signalling system on the UK railways, Network Rail indicated to the Company that it will terminate the Copper Provisions effective as of March 31, 2005. In November 2004, a new capacity purchase agreement was signed with Network Rail. This provides the Company with the right to use capacity over an initial term of five years to the end of March 2010.

The aforementioned finance lease with Network Rail also addresses other assets of the Company located along the UK railways, including fiber optic cable. The provisions of the finance lease addressing substantially all these other assets will not terminate until at least 2010, and in most cases well beyond that. The balance of the Company’s network assets, which are unconnected with Network Rail, are also unaffected by the anticipated termination of the Copper Provisions.

Guarantee.    The Company is party to a guarantee agreement whereby GCL’s Senior Secured Notes are secured by an interest over certain of the Company’s assets and a pledge of the capital stock of the Company by GC Bidco. Should there be a call on this guarantee, the Company may not be able to meet the demands of the guarantee without surrendering the assets or share capital of the Company.

Litigation

From time to time, the Company has been a party to various legal proceedings arising in the ordinary course of business. In the opinion of the Company’s directors there are currently no proceedings which, if determined adversely against the Company, would have a material effect on the Company’s balance sheet, profit and loss account or cash flows.

25. Fair value of financial instruments

The carrying amounts for, cash at bank and in hand, short term deposits, debtor amounts receivable in less than one year, creditor amounts falling due in one year, provision for liabilities and charges, obligations under capital leases and amounts receivable under finance leases approximate their fair value. The fair value of trade debtors receivable in more than one year was £1.5 million and £1.2 million at December 31, 2002 and 2003, respectively.

26. Global Crossing (UK) Finance Plc

On October 22, 2004, Global Crossing (UK) Finance Plc was created as a wholly-owned special purpose financing subsidiary of the Company. This entity was formed for the sole purpose of acting as a financing company for the issuance of debt security and other financing arrangements and has no separate operations.

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

27. Reconciliation to United States Generally Accepted Accounting Principles

The Company’s financial statements have been prepared in accordance with UK GAAP, which differs in certain material respects from accounting principles generally accepted in the United States (“US GAAP”). Such differences involve methods for measuring the amounts in the financial statements, as well as additional disclosures required by US GAAP. The principal differences between UK GAAP and US GAAP applicable to the Company are quantified and described below.

Profit/(loss) & equity shareholder’s deficit

The effects of the application of US GAAP on profit/(loss) are set out below:

		Predecessor		Successor
	Note	Year ended December 31, 2002	January 1, to December 9, 2003	December 10, to December 31, 2003
		(in thousands)		(in thousands)
Profit/(loss), as restated under UK GAAP		£(45,769)	£18,618	£2,454

Fresh start accounting:	(A)
Fair value adjustments (i)		—	12,580	—
Reset of shareholder’s deficit (ii)		—	297,549	—
Deferred income (iv)		—	—	(273)
Depreciation and amortization (v)		—	—	1,243
Long term IRU agreements	(B)	(431)	(377)	(25)
Third party services agreements	(C)	596	899	60
Restructuring costs	(D)	17,775	(1,165)	111
Straight line rent	(E)	(215)	(202)	(13)
Pensions	(F)	(1,693)	(162)	—
Dilapidation provisions	(G)	(1,468)	120	8
Share-based compensation	(H)	—	—	(12)
Income taxes	(I)	12,598	(263)	(1,088)

Net income/(loss), under US GAAP		£(18,607)	£327,597	£2,465

The effects of the application of US GAAP on equity shareholder’s deficit are set out below:

	Note	December 31, 2002	December 31, 2003
		(in thousands)
Equity shareholder’s deficit, as restated under UK GAAP		£(467,416)	£(308,845)

Fresh start accounting:	(A)
Reset of shareholder’s deficit (iii)		—	1,515
Deferred income (iv)		—	(273)
Depreciation and amortization (v)		—	1,243
Long term IRU agreements	(B)	6,575	(25)
Third party services agreements	(C)	494	60
Restructuring costs	(D)	(8,823)	111
Straight line rent	(E)	(610)	(13)
Pensions	(F)	(2,994)	—
Dilapidation provisions	(G)	(5,016)	8
Income taxes	(I)	—	(1,070)

Shareholder’s deficit, under US GAAP		£(477,790)	£(307,289)

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

Statement of Changes in Shareholder’s Deficit under US GAAP:

Total Shareholder’s Deficit
(in thousands)
Balance at January 1, 2002 (predecessor)	£(448,702)
Net loss for the year	(18,607)
Change in additional minimum pension liability	2,117
Change to distribution to Group Companies—tax sharing	(12,598)

Balance at December 31, 2002 (predecessor)	(477,790)

Net profit for the period ended December 9, 2003	327,597
Capital contribution—debt waivers	137,499
Capital contribution—tax sharing	263
Change in additional minimum pension liability	196
Establishment of reorganization reserve	(297,549)

Balance at December 9, 2003 (successor)	(309,784)

Net profit for the period ended December 31, 2003	2,465
Capital contribution—tax sharing	18
Share-based compensation	12

Balance at December 31, 2003 (successor)	£(307,289)

Statement of Other Comprehensive Income/(Loss)

The following presents the Company’s statements of comprehensive income/(loss) prepared in accordance with US GAAP:

	Predecessor		Successor
	Year ended December 31, 2002	January 1 to December 9, 2003	December 10 to December 31, 2003
	(in thousands)		(in thousands)
Net income/(loss), under US GAAP	£(18,607)	£327,597	£2,465
Other comprehensive income:
Change in minimum pension liability	2,117	196	—

Comprehensive income/(loss)	£(16,490)	£327,793	£2,465

(A) Fresh start accounting

On the Effective Date, GCL emerged from bankruptcy and implemented “fresh start” accounting and reporting in accordance with the American Institute of Certified Public Accountants Statement of Position No. 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”).

Fresh start accounting required Old GCL to allocate its reorganization value, which was determined pursuant, among other things, to the Plan of Reorganization and ST Telemedia’s equity investment for 61.5% ownership, to its respective assets and liabilities based upon their preliminary estimated fair values. An independent appraiser was engaged to assist in this allocation and in determining the fair market value of tangible and intangible assets.

Under fresh start reporting, a new entity is deemed to be created for financial reporting purposes. References to the “Company” in respect of time periods prior to the Effective Date are references to the “Predecessor” entity whereas such references in respect of time periods commencing with the Effective Date are references to the “Successor” entity.

Since fresh start reporting materially changes the amounts previously recorded in the Company’s financial statements prepared under US GAAP, a black line separates the financial data pertaining to

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

periods after the adoption of fresh start reporting from the financial data pertaining to periods prior to the adoption of fresh start reporting to signify the difference in the basis of preparation of financial information for each respective entity.

Although the Company itself did not file for bankruptcy, it has applied fresh start accounting in accordance with the push down accounting requirements of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) 54. The impact on the reconciliation between UK GAAP and US GAAP includes:

a) a split of the profit and loss recorded between successor and predecessor periods; and

b) the elimination of the cumulative US GAAP shareholder’s deficit and the establishment of a reorganization reserve within equity. This results in a cumulative fresh start adjustment between UK GAAP and US GAAP to reflect the difference in equity on the Effective Date and the individual UK GAAP and US GAAP adjustments since the Effective Date.

The application of fresh start accounting resulted in the following reconciling differences between UK GAAP and US GAAP:

(i) The fair value adjustments are as follows (in thousands):

Adjust deferred turnover to fair value	£79,402
Adjust carrying value of tangible fixed assets to reorganization value	(76,653)
Recognize intangible assets at fair value	9,179
Adjust pension assets and liabilities to fair value	(470)
Other	1,122

Total	£12,580

(ii) Elimination of historical shareholder’s equity, excluding share capital, which is reflected as a gain on reorganization in the profit and loss account and results in the establishment of a reorganization reserve within equity.

(iii) Elimination of the historical differences between UK GAAP and US GAAP, which were included in the historical shareholder’s equity that was eliminated in fresh start.

(iv) The adjustment to reflect deferred income at fair value results in a difference between UK GAAP and US GAAP. Under UK GAAP and US GAAP prior to fresh start there was deferred income related to the long term IRU agreements and other customer contracts. This represents the reversal of the turnover recognized under UK GAAP.

(v) The adjustment to record tangible and intangible fixed assets at fair value results in a difference in the cost basis of the assets under UK GAAP and US GAAP. This represents the adjustments to depreciation expense and amortization expense resulting from the different cost bases of these assets. The intangible assets are being amortized over a period of six years, while the tangible assets are being depreciated over lives consistent with Company’s policy.

(B) Long term IRU agreements

The Company enters into long term IRU agreements with certain of its customers. Under UK GAAP, these agreements are recognized as turnover when (a) the purchaser’s right of use is exclusive and irrevocable, (b) the asset is specific and separable, (c) the term of the contract is for the majority of the asset’s useful economic life, (d) the attributable cost of carrying value can be measured reliably, and e) no significant risks are retained by the Company. For agreements that do meet these criteria, the turnover is deferred over the life of the agreement.

Under US GAAP, agreements entered into after the issuance of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 43 in June 1999 are required to be accounted for as operating-type leases, unless title is transferred to the lessee by the end of the lease term.

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

Based on the terms of these agreements, the Company has deferred income on all contracts entered into after June 1999 under both UK GAAP and US GAAP. Prior to June 1999, the turnover under US GAAP was recognized at the time the agreement was entered into with the customer, whereas under UK GAAP the turnover was deferred. This adjustment represents the difference for contracts entered into prior to June 1999.

This adjustment to profit/(loss) consists of the following:

	Predecessor		Successor
	Year ended December 31, 2002	January 1, to December 9, 2003	December 10, to December 31, 2003
	(in thousands)		(in thousands)
Reversal of deferred income	£(1,132)	£(1,062)	£(70)
Reversal of depreciation of long term IRU assets	365	342	23
Reversal of wayleave costs	336	343	22

	£(431)	£(377)	£(25)

This adjustment to shareholder’s deficit consists of the following cumulative differences:

	December 31, 2002	December 31, 2003
	(in thousands)
Reversal of deferred income	£19,132	£(70)
Long term IRU assets, net	(5,853)	23
Establishment of wayleave accrual	(6,704)	22

	£6,575	£(25)

(C) Third party services agreements

The Company has a telecommunications services agreement (“TSA”) with a customer, under which it is obligated to provide capacity service on its network. Under UK GAAP, the TSA is accounted for as a direct finance lease as substantially all risks and rewards of ownership transfers to the lessee. Under US GAAP, the TSA is accounted for as a service contract rather than a lease agreement as it does not convey to the purchasers the right to control the use of the underlying network assets as defined by FASB’s Emerging Issues Task Force (“EITF”) Issue No. 01-8 “Determining Whether an Arrangement Contains a Lease”.

(D) Restructuring costs

During 2001 and 2002, the Company implemented certain initiatives to restructure (see Note 18). The costs associated with these initiatives consist of severance costs and contractual obligations for which the Company will receive no future economic benefit.

Under UK GAAP, the Company recognizes a liability once there is a constructive obligation in respect of a past event. For severance costs this is when the Company has raised an expectation in those affected that it will carry out the restructuring and has in place a detailed formal plan. For property lease costs this is when the Company vacates the property and thus has demonstrated a commitment to the plan from which it cannot reasonably withdraw. These amounts are discounted based on the Company’s weighted average cost of capital.

Under US GAAP, through December 31, 2002, the criteria that had to be met in order to record a restructuring provision, including a requirement to communicate terms of a restructuring plan to employees prior to recognition of the related provision, were defined in the EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

(including Certain Costs Incurred in a Restructuring),” and further discussed in SAB 100, “Restructuring and Impairment Charges.” The Company does not discount these provisions under US GAAP. Application of these provisions has resulted in differences in both the timing and amount of restructuring charges recognized under US GAAP as compared to UK GAAP.

(E) Straight line rent

The Company has a lease for one of its properties under which certain periods were rent free. Under both UK GAAP and US GAAP, the Company records rental expense on a straight line basis over the life of the lease. Under UK GAAP, the period over which the benefit of the rent free period is straight lined is from the start of the lease until the date at which the rental payments are first revised to market rates. Under US GAAP, the period over which the benefit of the rent free period is straight-lined is the initial lease term.

(F) Pensions

Under UK GAAP, pension plan assets and liabilities are assessed triennially, whereas US GAAP requires pension assets and liabilities to be assessed on an annual basis with the value of the liabilities calculated with reference to yields on high quality corporate debt. For the purposes of US GAAP, the actuarial assessments are more current than those used under UK GAAP for the years ended December 31 2002, and 2003.

In addition, under US GAAP, where the value of the liability assessed without allowance for future salary increases (the accumulated benefit obligation or “ABO”) exceeds the fair value of plan assets, it is necessary to record an additional liability.

The retirement plans summarised in Note 8 are reviewed annually in accordance with SFAS No. 87, “Employer’s Accounting for Pensions,” and the disclosures below have been presented in accordance with SFAS No. 132R, “Employers’ Disclosures about Pensions and Other Post Retirement Benefits (Revised).” Where appropriate, additional pension charges in respect of curtailment or settlement events have been calculated in accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.”

The Company sponsors two defined benefit pension plans, the Global Scheme and the Railway Scheme (the “Plans”), as described in Note 8. The Company uses a December 31 measurement date for the Plans.

Changes in the projected benefit obligation for the Plans are as follows:

	Year ended December 31,
	2002	2003
	(in thousands)
Benefit obligation at beginning of year	£36,271	£25,802
Service cost	433	340
Interest cost	1,480	959
Actuarial loss/(gain) including settlement	(9,438)	2,330
Benefits paid	(3,039)	(1,783)
Employee contributions	95	87

Benefit obligation at end of year	£25,802	£27,735

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

Changes in the fair value of assets for the Plans are as follows:

	Year ended December 31,
	2002	2003
	(in thousands)
Fair value of plan assets at beginning of year	£34,775	£23,220
Actual return on plan assets, including settlement	(9,231)	4,218
Employer contribution	620	358
Employee contribution	95	87
Benefits paid	(3,039)	(1,783)

Fair value of plan assets at end of year	£23,220	£26,100

The funded status for the Plans is as follows:

	December 31,
	2002	2003
	(in thousands)
Funded status	£(2,582)	£(1,113)
Impact of employees’ share of surplus	(344)	(522)
Unrecognized net loss	1,828	—

Accrued benefit cost, net	£(1,098)	£(1,635)

The funded status reflects a £0.5 million adjustment recorded in the application of fresh start accounting.

Amounts recognized in the statement of financial position consist of the following:

	December 31,
	2002	2003
	(in thousands)
Prepaid benefit cost	£454	£783
Accrued benefit cost	—	(2,418)
Accrued benefit liability	(1,748)	—
Accumulated other comprehensive income	196	—

Net amount recognized	£(1,098)	£(1,635)

Details of the effect on operations of the Plans are as follows:

	Year ended December 31,
	2002	2003
	(in thousands)
Service cost	£433	£340
Interest cost on projected benefit obligation	1,480	959
Expected return on plan assets	(1,586)	(1,080)
Net amortization and deferral	299	226

Net periodic pension cost	626	445

Curtailment and settlement	1,226	—

Total pension cost	£1,852	£445

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

Actuarial assumptions used to determine benefit obligations for the Plans sponsored by the Company are as follows:

	December 31,
	2002	2003
Discount rate	5.5%	5.5%
Compensation increases	4.0%	4.5%

Actuarial assumptions used to determine net periodic benefit costs for the Plans are as follows:

	Year ended December 31,
	2002	2003
Discount rate	5.8%	5.5%
Compensation increases	4.3%	4.0%
Expected long-term rate of return on plan assets	5.0-8.0%	4.5-8.0%

The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation.

The Railways Scheme represents approximately 90% of total assets of the Plans at December 31, 2003. The current planned asset allocation strategy was determined with regard to actuarial characteristics of each scheme. It is based on the assumption that equities would outperform bonds over the long term and is consistent with the overall objective of long-term capital growth. The expected long-term rate of return on plan assets was calculated by the plan actuary and is based on historic returns of each asset class held by the plan at the beginning of the year.

The weighted-average asset allocations by asset category for the Plans are as follows:

	December 31,
	2002	2003
Equity securities	72%	72%
Debt securities	16%	20%
Other	12%	8%

Total	100%	100%

The Company expects to make total contributions to the Plans of £0.4 million in 2004.

At December 31, 2002 and 2003 the accumulated benefit obligation of the Global Scheme exceeded the fair value of the Global Scheme’s assets by £1.7 million and £0.7 million, respectively. As a result, the Company recognized an additional minimum pension liability of £0.2 million and £nil million for the years ended December 31, 2002 and 2003, respectively.

The projected benefit obligation, accumulated benefit obligation, and fair value of assets relating to the Global Scheme were £5.1 million, £3.4 million and £2.7 million, respectively, at December 31, 2003, and £6.3 million, £4.5 million, and £2.8 million, respectively, at December 31, 2002.

	Year ended December 31,
	2002	2003
	(in thousands)
Decrease in minimum liability included in other comprehensive income	£2,117	£196

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

The accumulated benefit obligation of the Global Scheme exceeds the fair value of the plans’ net assets. Details of the effect on operations of the Global Scheme are as follows:

	Year ended December 31,
	2002	2003
	(in thousands)
Service cost	£210	£95
Interest cost on projected benefit obligation	723	343
Expected long-term rate of return on plan assets	(587)	(182)
Net amortization and deferral	313	226
Settlement	1,000	—

Net cost	£1,659	£482

The Railways Scheme’s accumulated benefit obligation of £11.3 million and £12.9 million did not exceed the fair value of the plan assets at December 31, 2002 or 2003, respectively.

(G) Dilapidation provisions

Under UK GAAP, a dilapidation provision is recorded to reflect the estimated net present value of costs required to return leased properties to their original state in accordance with the respective lease agreements, whereas under US GAAP, the provision is recorded at its gross value.

(H) Share-based compensation

Certain employees of the Company are eligible to receive share options to purchase GCL common shares under the share option plan of GCL (see Share-based compensation disclosures below). Under UK GAAP, share-based compensation expense is recorded in the entity which grants the options. Under US GAAP, share-based compensation expense is recorded at the entity receiving the services of the employee. For options granted prior to the Effective Date, the Company elected to account for its options in accordance with the provisions of Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and accordingly, recognized no compensation expense for share option grants unless the share options were granted at an exercise price lower than the trading price on the date of grant, or the options required variable accounting treatment. For options granted on or after the Effective Date, the Company adopted the fair value provisions of SFAS No. 123, “Accounting for Stock Based Compensation” (“SFAS 123”) (see Share-based compensation disclosures below).

Under US GAAP, the Company accounted for share options issued prior to the Effective Date in accordance with APB 25 and related interpretations. Accordingly, the Company recognized no compensation expense for share option grants unless the share options were granted at an exercise price lower than the trading price on the date of grant, or the options required variable accounting treatment.

Had the compensation expense for these stock options been determined based on fair value at the grant dates consistent with the method required in accordance with SFAS 123, US GAAP stock-based compensation cost and results would have been as follows (on a pro forma basis):

	Year ended December 31, 2002	January 1, to December 9, 2003
	(in thousands)
Net income/(loss), as reported	£(18,607)	£327,597
Add: Share-based employee compensation expense included in reported net income/(loss)	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(4,989)	(1,441)

Pro forma net income/(loss)	£(23,596)	£326,156

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

There were no share options granted for the year ended December 31, 2002 and the period January 1, 2003 to December 9, 2003. Accordingly, the stock-based compensation recognized in these periods was based on the fair value of the options granted in prior years using the Black-Scholes option-pricing model with weighted-average assumptions for these previously issued options.

At December 9, 2003, the Company had 810,673 share options outstanding for the purchase of the Old GCL’s common shares by the employees of the Company. Pursuant to Old GCL’s Plan of Reorganization, all share option plans and options granted were cancelled. Information regarding options granted and outstanding for the purchase of the Old GCL’s common shares by employees of the Company is summarized below:

	Number of Options Outstanding	Weighted- Average Exercise Price
Balance at January 1, 2002 . . . . . . . . . . . . . . . . . . . . . . .	1,493,546	$17.92
Granted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	—	—
Exercised . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	—	—
Cancelled/forfeited . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	(632,922)	18.96

Balance at December 31, 2002 . . . . . . . . . . . . . . . . . . . . .	860,624	17.31
Granted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	—	—
Exercised . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	—	—
Cancelled/forfeited . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	(49,951)	13.50
Cancellation of stock options . . . . . . . . . . . . . . . . . . . . . .	(810,673)	17.49

Balance at December 9, 2003 . . . . . . . . . . . . . . . . . . . . .	—	$—

The Company recognized no share-based compensation expense relating to these options in the years ended December 31, 2002 and 2003.

Share Option Plan

On the Effective Date, the Company adopted the fair value provisions of SFAS 123 under the prospective method for the share option awards granted on the Effective Date and thereafter. The impact on share-based compensation expense recognized in 2003 relating to these 2003 awards was an expense of approximately £12,000 for the period December 10, 2003 to December 31, 2003. The weighted-average fair values of options granted on the Effective Date were $28.65.

On the Effective Date, GCL adopted a new management share incentive plan (“the 2003 Share Incentive Plan”) whereby GCL is authorized to issue, in the aggregate, share awards of up to 3,478,261 common shares of GCL to any employee, director or consultant who is selected to participate in the 2003 Share Incentive Plan. Of those shares, non-qualified options to purchase 42,000 shares of GCL common stock were granted to three employees of the Company.

The weighted average fair value of options granted in the current year was estimated at approximately $10.16 as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: annual dividend of 0%; annual standard deviation (volatility) of 70%; risk free interest rate of 3.25%; expected term of 5 years; and attrition rate of 6%. As the Company did not have historical basis for determining the volatility and expected life assumptions in the model due to the short market trading history of GCL, the assumptions used are an average of those used by a select group of telecommunications companies. The expected term is based on the average expected life for each of the portions of the award that vest on different dates. The related compensation cost is recognized on a straight-line basis, provided that the amount amortized as of a given date may be no less than the portion of the options vested as of such date. The Company determines share-based compensation expense based on the number of awards expected to vest. Option awards vest evenly over a three year period from the date of grant.

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

Information regarding the options granted and outstanding for the period December 9 to December 31, 2003 is summarized below:

	Number of Options Outstanding	Weighted- Average Exercise Price
Balance at December 9, 2003 . . . . . . . . . . . . . . . . . . . . . . .	—	$—
Granted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	42,000	10.16
Exercised . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	—	—
Cancelled/forfeited . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	—	—
Balance at December 31, 2003 . . . . . . . . . . . . . . . . . . . . .	42,000	$10.16

(I) Income taxes

The Company accounts for taxes in accordance with SFAS 109, “Accounting for Income Taxes” (“SFAS 109”) under US GAAP and in accordance with FRS 19, “Deferred Tax” (“FRS 19”) for UK GAAP. The impact of the differences between SFAS 109 and FRS 19 are described below.

Deferred tax assets and liabilities

SFAS 109 requires the recognition in full of deferred tax assets or liabilities for temporary differences between the reported carrying amount of an asset or liability and its corresponding tax basis. Deferred taxes are measured at the enacted tax rates. To the extent that it is more likely than not that all or a portion of the Company’s deferred tax assets will not be realized, a valuation allowance is recorded. Such assessment is based on the availability of both positive and negative evidence about future taxable profits.

Under UK GAAP, deferred tax is provided in full on timing differences which result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallize based on enacted or substantially enacted tax rates. Net deferred tax assets are recognized to the extent that it is regarded as more likely than not that they will be recovered.

At December 31, 2002 and 2003, the Company has approximately £100.3 million and £82.8 million, respectively, of net deferred tax assets and liabilities under US GAAP. Included in these amounts are deferred tax assets on gross tax losses of £199.6 million and £179.3 million, respectively, which have an indefinite carryforward life. Due to Company’s recent history of losses, no asset has been recognized on the balance sheet due to the uncertainty of future taxable profits.

The net deferred tax assets and liabilities are as follows:

	December 31,
	2002	2003
	(in thousands)
Excess capital allowances	£ 19,132	£10,389
Other short term timing differences	18,183	19,408
Tax losses carryforward	59,880	53,801
Deferred taxes on US GAAP adjustments:
Deferred revenue	(2,121)	(11)
Restructuring costs	2,647	(33)
Provisions	1,505	(2)
Other timing differences	1,081	(742)

	100,307	82,810
Valuation allowance	(100,307)	(82,810)

Net deferred tax asset	£—	£—

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

Tax Sharing

The Company participates in a tax sharing arrangement with the UK Group whereby one member of the UK Group may utilize tax losses incurred by another member of the UK Group in the same tax year. There is no form of compensation for the transfer of such tax losses. Under UK GAAP, there is no accounting recognition for the surrender of tax losses and any tax losses transferred to the Company from other members of the UK Group are recorded as a tax benefit in that period. Under SFAS 109 for tax sharing that is not based on a systematic, rational and consistent method of allocating tax losses among a group of companies that participate in the tax sharing arrangement, the difference between the cash flows that are paid or received under the tax sharing agreement and the method used to allocate taxes for financial reporting purposes is treated as an equity transaction and the corresponding income tax expense or benefit recorded in the profit and loss accounts.

As a result, the Company recognized tax benefit of £12.6 million for the year ended December 31, 2002, for tax losses generated, but which were surrendered to other members of the UK Group. The Company recognized tax expense of £0.3 million for the year ended December 31, 2003, for its tax liability without consideration of tax losses received from other members of the UK Group.

Fresh Start Accounting

In valuing the assets and liabilities of the Company as part of fresh start accounting, the Company considered the fair values of the deferred tax assets and liabilities. Due to the Company’s history of losses and uncertainty of future taxable profits, the only deferred tax asset recognized in the opening balance sheet of the Successor entity was an amount equal to the tax loss carryforward of £1.1 million that was anticipated to be utilized against profits arising after the Effective Date through the end of the year. A full valuation allowance was recorded against the Company’s remaining net deferred tax assets.

Subsequent reductions in the amount of valuation allowance related to deferred tax assets existing at the Effective Date would be recorded as a reduction in “reorganization value in excess of amounts allocable to identifiable assets and other intangibles” until exhausted. However, since the Company has no reorganization value in excess of amounts allocable to identified assets and other intangibles, the remaining tax benefits are reported as a change to the reorganization reserve in shareholder’s equity. For the period December 10 to December 31, 2003 a deferred tax expense was recorded for US GAAP purposes of £1.1 million.

Classification Difference Between UK and US GAAP

Statement of Cash Flows

The statements of cash flows prepared under UK GAAP in accordance with FRS 1, “Cash Flow Statements,” present substantially the same information as that required under US GAAP under SFAS No. 95, “Statement of Cash Flows.” The principle difference between the standards relates to the classification of items within the cash flow statements.

Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends paid, management of liquid resources and financing activities. Under US GAAP, only three categories of cash flow activity are reported: operating, investing and financing activities. In addition, under UK GAAP cash and cash equivalents are defined as cash or cash equivalents accessible within 24 hours, whereas under US GAAP they are defined as cash and investments with an original maturity of less than ninety days.

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

A reconciliation between the statements of cash flows presented in accordance with UK GAAP to US GAAP classification, based on UK GAAP measurement principles, is shown below:

	Year ended December 31,
	2002	2003
	(in thousands)
Cash flow from operating activities:
Net cash inflow from operating activities under UK GAAP	£70,415	£61,790
Total return on investments and servicing of finance	(1,406)	(2,077)

Net cash provided by operating activities under US GAAP	69,009	59,713

Cash flow from investing activities:
Capital expenditure under UK GAAP	(55,059)	(28,239)

Net cash utilized by investing activities under US GAAP	(55,059)	(28,239)

Cash flow from financing activities:
Net cash inflow/(outflow) from financing under UK GAAP	24,384	(22,636)

Net cash provided/(utilized) by financing activities under US GAAP	24,384	(22,636)

Net increase in cash and cash equivalents under US GAAP	38,334	8,838
Cash and cash equivalents under US GAAP at beginning of the year	3,231	41,565

Cash and cash equivalents under US GAAP at end of the year	£41,565	£50,403

Profit and Loss Accounts

There are classification differences between the Company’s reporting under UK GAAP and US GAAP. Under UK GAAP, the Company elects to present a Format One profit and loss account, where under US GAAP the Company reports its profit and loss account based on functional grouping of costs. These differences primarily relate to the following:

Cost of sales: Under UK GAAP, the Company presents cost of sales and gross profit. Under US GAAP, the Company segregates these amounts into costs of access, cost of sales, costs of maintenance and depreciation and amortization and includes them with operating costs and does not present a gross profit.

Foreign currency gains/(losses): Under UK GAAP the Company includes foreign currency gains and losses within operating profit/(loss), whereas under US GAAP these amounts are included in other income.

Recently issued US GAAP accounting pronouncements

Adopted in the Current Year

In 2003, the Company adopted FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”) which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. FIN 45 incorporates, without change, the guidance in FIN No. 34 “Disclosure of Indirect Guarantees of Indebtedness of Others,” which has been superceded. The initial recognition and initial measurement provisions on FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements in FIN 45 were effective for financial statements of interim or annual periods ending after December 15, 2002. The Company applied the guidance in FIN 45 as of January 1, 2003, and there was no impact on the reported results

Global Crossing (UK) Telecommunications Limited

Notes to the Financial Statements—(continued)

of the Company as the fair value of outstanding guarantees to the recognition and measurement provisions of FIN 45 was insignificant.

In July 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 addresses accounting for costs associated with exit or disposal activities and supercedes EITF Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” This statement is effective for exit disposal activities that are initiated after December 31, 2002, with early adoption encouraged. The Company adopted SFAS 146 on January 1, 2003 and there was no impact on the reported results of the Company from adoption because there were no restructuring costs in the year ended December 31, 2003.

In December 2003, the SEC issued SAB 104, “Revenue Recognition,” which updates portions of the interpretive guidance included in Topic 13 of the codification of SABs in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. In the updated SAB Topic 13, the SEC staff indicated their belief that turnover is generally realized or realizable and earned when all of the following criteria are met:

Persuasive evidence of an arrangement exists,

Delivery has occurred or services have been rendered,

The seller’s price to the buyer is fixed or determinable, and

Collectibility is reasonably assured.

The Company believes it is following the guidance of SAB 104.

In June 2001, the FASB issued SFAS 143 “Accounting for Asset Retirement Obligations”. SFAS 143 is effective for financial years beginning after 15 June 2002 and requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company adopted this statement effective January 1, 2003. The adoption of SFAS 143 did not have any impact on the Company’s financial statements.

In January 2003, the FASB issued FASB FIN No. 46, “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN 46”). The interpretation addresses consolidation by business enterprises of variable interest entities (“VIEs”) that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) the equity investors lack an essential characteristic of a controlling financial interest. FIN 46 requires disclosure of VIEs in financial statements issued after January 31, 2003, if it is reasonably possible that as of the transition date: (1) the enterprise will be the primary beneficiary of an existing VIE that will require consolidation or (2) the enterprise will hold a significant variable interest in, or have significant involvement with, an existing VIE. In December 2003, the FASB further revised FIN 46 through FIN No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”), which changed the effective date of FIN 46 for certain entities and makes other significant changes to FIN 46 based on implementation issues that arose during 2003. The adoption of FIN 46R did not have any impact on the Company’s financial statements.

To be Adopted in Future Periods

In March 2004 the Emerging Issues Task Force reached a consensus on a three-step impairment model in Issue No. 03-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. The three-step model must be applied on a security-by-security basis as follows: Step 1: Determine whether an investment is impaired; Step 2: Evaluate whether an impairment is other-than-temporary. For equity securities an impairment is presumed to be other-than-temporary unless the investor has the ability and intent to hold the investment for a reasonable period of time sufficient for a forecasted market price recovery of the investment, and evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. Step 3: If the impairment is other-than-temporary, recognize an impairment loss equal to the difference between the investment’s cost and its fair value. The effective date for the recognition provisions of EITF No. 03-1 have been postponed as the FASB revises its implementation guidance.

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Global Crossing (UK) Telecommunications Limited

Profit and Loss Accounts (unaudited)

(in thousands)

		Nine months ended September 30,
	Note	2003	2004
		(unaudited)
Turnover	3	£215,806	£203,101
Cost of sales		(153,921)	(145,286)

Gross profit		61,885	57,815

Distribution costs		(7,109)	(7,524)
Administrative expenses		(43,645)	(36,447)

		(50,754)	(43,971)

Operating profit		11,131	13,844
Finance charges, net		(2,928)	(4,754)
Tax on profit on ordinary activities		—	—

Profit for the period		£8,203	£9,090

There were no recognized gains and losses other than as shown in the profit and loss account above, and accordingly no statement of total recognized gains and losses has been presented.

The accompanying notes are an integral part of these financial statements.

Global Crossing (UK) Telecommunications Limited

Balance Sheets

(in thousands)

	December 31, 2003	September 30, 2004
		(unaudited)
Fixed assets
Goodwill	£—	£—
Tangible assets	185,981	168,154
Trade investment	4	4

	185,985	168,158

Current assets
Debtors: amounts receivable in less than one year (including amounts receivable from group companies of £42,972 and £37,561, respectively)	114,867	99,771
Debtors: amounts receivable in more than one year	13,845	12,534
Investment — short-term deposits	35,000	19,000
Cash at bank and in hand	15,403	4,690

	179,115	135,995
Creditors: amounts falling due within one year (including amounts owed to group companies of £395,927 and £284,700, respectively)	(491,945)	(424,482)

Net current liabilities	(312,830)	(288,487)

Total assets less current liabilities	(126,845)	(120,329)

Creditors: amounts falling due after more than one year	(165,439)	(158,320)
Provisions for liabilities and charges	(16,561)	(14,523)

Net liabilities	£(308,845)	£(293,172)

Capital and reserves
Called-up share capital	£100	£100
Profit and loss account	(308,945)	(293,272)

Equity shareholder’s deficit	£(308,845)	£(293,172)

The accompanying notes are an integral part of these financial statements.

Global Crossing (UK) Telecommunications Limited

Cash Flow Statements (unaudited)

(in thousands)

	Note	Nine months ended September 30,
		2003	2004
Net cash inflow from operating activities	4	£34,641	£40,888
Returns on investments and servicing of finance	4	(1,668)	(2,517)
Capital expenditure	4	(21,787)	(6,497)

Cash inflow before management of liquid resources and financing		11,186	31,874
Management of liquid resources	4	10,000	16,000
Financing	4	(21,728)	(58,587)

Decrease in cash		£(542)	£(10,713)

Reconciliation of Net Cash Flow to Reduction in Net Debt

	Nine months ended September 30,
	2003	2004
Decrease in cash in the period	£(542)	£(10,713)
Cash inflow from decreases in short-term deposits	(10,000)	(16,000)
Cash outflow for repayment of loans provided by group companies	19,403	99,684
Cash inflow from loans provided by group companies	—	(160)
Cash inflow from STT Bridge Loan Facility	—	(43,853)
Cash outflow from repayment of finance lease obligations	5,660	4,576

Change in net debt resulting from cash flow	14,521	33,534
Intercompany debt waiver	—	6,582
Changes in lease related accruals	(72)	2,512
New finance leases	(3,168)	(8,559)
Foreign exchange movements on loans provided by group companies	1,692	(53)
Foreign exchange movements on STT Bridge Loan Facility	—	(608)

Reduction in net debt	12,973	33,408
Net debt at beginning of period	(471,154)	(321,464)

Net debt at end of period	£(458,181)	£(288,056)

The accompanying notes are an integral part of these financial statements

Global Crossing (UK) Telecommunications Limited

Notes to the Unaudited Interim Financial Statements

1. Description of Business

Global Crossing (UK) Telecommunications Limited (the “Company”), formerly Racal Telecommunications Limited (“Racal”) is a company registered in the United Kingdom (“UK”). The Company is one of the leading UK providers of managed network communications services. The Company provides a wide range of telecommunications services, marketing these services through two channels, commercial services and carrier services. The Company’s commercial customer base includes over one hundred UK government departments, as well as information technology systems integrators, rail sector customers and major corporate customers. The Company provides their customers with managed voice, data and Internal Protocol (“IP”) services tailored to their specific requirements. Other commercial services include pre-sales engineering and customer premise equipment (“CPE”) design, equipment procurement, provisioning and installation, and ongoing end-to-end CPE and network management and maintenance support. The Company’s carrier customers include leading communications service providers. The Company also sells to their carrier customers indefeasible rights to use (“IRU”) dark fibre and empty ducts.

The Company is part of a group of companies (the “Group Companies” or the “GC Group”). Its immediate parent company is Global Crossing (Bidco) Limited (“GC Bidco”), an indirect wholly owned subsidiary of Global Crossing Limited (formerly GC Acquisition Ltd.), a company organized under the laws of Bermuda in 2003 (“GCL”).

2. Basis of Preparation

The accompanying financial statements are unaudited and are prepared on the basis of the accounting policies as set forth in the Company’s financial statements for the year ended December 31, 2003. These financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to present the financial results for these interim periods fairly. Certain information and footnote disclosures normally included in financial statements prepared in accordance with applicable UK accounting standards (“UK GAAP”) have been condensed or omitted. Accordingly, these financial statements should be read in conjunction with the financial statements and related notes thereto for the year ended December 31, 2003. Interim results are not necessarily indicative of results to be expected for the full year.

On January 28, 2002, Global Crossing Ltd. (“Old GCL”), the Company’s ultimate parent company at that date, and certain of its subsidiaries filed voluntary petitions for relief in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under chapter 11 of title 11 (“chapter 11”) of the United States Code. On the same date, Old GCL and certain of its Bermuda subsidiaries commenced insolvency proceedings in the Supreme Court of Bermuda. Some additional subsidiaries subsequently commenced chapter 11 and, where applicable, Bermuda insolvency proceedings and their administration was consolidated with that of the initial filings.

On August 9, 2002, Hutchison Telecommunications Limited (“Hutchison”) and Singapore Technologies Telemedia PTE Limited (“ST Telemedia”) signed an agreement (the “Purchase Agreement”) pursuant to which each of them would purchase a 30.75% equity stake in a newly-formed Bermuda company that held substantially all of the assets of Old GCL (including its indirect ownership interest in the Company) upon emergence of the GC Group from bankruptcy. This agreement received the approval of the Bankruptcy Court and was supported by the various creditor groups who would receive the remaining 38.5% equity stake.

On December 26, 2002, the Bankruptcy Court confirmed Old GCL’s plan of reorganization (as amended, the “Plan of Reorganization”), which implemented the terms of the Purchase Agreement with respect to the chapter 11 cases. Consummation of the Purchase Agreement was subject to various conditions, including the receipt of regulatory approvals and the rights of each party to terminate its obligations under the Purchase Agreement under certain circumstances. On April 30, 2003, Hutchison withdrew from the Purchase Agreement, which provided that either investor may take over the investment opportunity of the other on such a withdrawal. Accordingly, ST Telemedia assumed the rights and obligations of Hutchison under the Purchase Agreement.

Global Crossing (UK) Telecommunications Limited

Notes to the Unaudited Interim Financial Statements—(continued)

On December 9, 2003 (the “Effective Date”), GCL, emerged from chapter 11, and ST Telemedia acquired a 61.5% holding in GCL for consideration of $250.0 million. As a result of emergence from chapter 11 and pursuant to the Plan of Reorganization, intercompany claims of Old GCL, Global Crossing Holdings Ltd. and other members of the GC Group were substantially eliminated and discharged by either offset, distribution, cancellation, or contribution of such claims, which resulted in significant intercompany debtor and creditor balances being forgiven. This waiver of the Company’s net intercompany creditor balances of £137.5 million was recorded as a capital contribution. At September 30, 2004, the Company’s remaining net intercompany creditor balance was £247.1 million, which includes a £222.9 million loan payable to GC Bidco. Should GC Bidco require repayment of this debt, the Company may not be able to meet this demand or its other debts as they fall due.

Also on the Effective Date, GC North America Holdings Inc. (“GCNA”), a subsidiary of GCL, issued $200.0 million of new debt in the form of 11.0% senior secured notes (the “Senior Secured Notes”) to a subsidiary of ST Telemedia. The Company, in common with a number of other Group Companies, is a party to a guarantee agreement whereby these notes are secured by a first priority security interest over certain of the Company’s assets and a first priority pledge of the capital stock of the Company by GC Bidco. These notes are scheduled to mature on the third anniversary of their issuance. Should there be a call on this guarantee the Company may not be able to meet the demands of the guarantee without surrendering the share capital of the Company.

Given the intercompany debts discussed above, the Company’s net liability position, and the guarantee of the Senior Secured Notes, the Company is dependent upon GCL obtaining sufficient financing to fund its anticipated liquidity requirements so as not to require payment of the intercompany debt or a call on the guarantee of the Senior Secured Notes.

On May 18, 2004, GCL obtained short-term funding though an agreement between the Company and a subsidiary of ST Telemedia, STT Communications Ltd. (“STTC”), which subsequently assigned its rights and obligations to another subsidiary of ST Telemedia, STT Crossing Ltd. (“STT Crossing”), providing a $100.0 million senior secured loan facility (“the “Bridge Loan Facility”). The loan, which permits the Company to transfer the proceeds to other subsidiaries within the entire GC Group to be used for general corporate purposes, is secured by a second priority interest over certain of the assets of the Company and a second priority pledge of the capital stock of the Company by GC Bidco. In addition, it is guaranteed by GCL and each Group Company that receives an economic benefit from the funding. Except in the case of GCL, these guarantees are limited to the funds received by each guaranteeing Group Company. Under this facility, the Company borrowed $40.0 million (£21.8 million) on June 1, 2004, an additional $40.0 million (£22.0 million) on August 2, 2004, and a final $20.0 million (£11.1 million) on October 1, 2004, all of which was used to repay amounts owed to Bidco. In order to compensate the Company for the effective replacement of non-interest bearing intercompany debt with interest bearing external debt, £8.2 million of intercompany debt was waived. On November 2, 2004, the Bridge Loan Facility was amended to increase the availability there under to $125.0 million, and the Company borrowed the additional $25.0 million (£13.6 million) on November 5, 2004. An additional £2.0 million of intercompany debt was waived in order to compensate the Company for this borrowing.

The Bridge Loan Facility was originally scheduled to mature on December 31, 2004, and initially bore interest at a rate equal to the one-month London interbank offered rate (“LIBOR”) plus 9.9% with the spread over LIBOR increasing by 0.5% every 90 days after the May 18, 2004 closing. On November 5, 2004, STT Crossing and STT Hungary Liquidity Management Limited Liability Company (“STT Hungary”), the subsidiary of ST Telemedia that holds the Senior Secured Notes, agreed to the deferral of certain payments on the Bridge Loan Facility and the Senior Secured Notes, including an interest payment of $4.0 million due on December 31, 2004 and deferral of the final maturity date of the Bridge Loan Facility from December 31, 2004 to the earlier of January 15, 2005 or the completion of additional financing by the Company.

The GC Group has been seeking to arrange additional financing and anticipate that the additional financing will include a secured debt financing by the Company and a working capital facility secured by certain of the GC Group debtors. The indenture on the Senior Secured Notes limits the level of

Global Crossing (UK) Telecommunications Limited

Notes to the Unaudited Interim Financial Statements—(continued)

additional indebtedness that can be incurred by the GC Group. Based on discussions with potential lenders, and the level of additional financing required, the Company entered into a restructuring agreement with STTC, STT Crossing and STT Hungary (the “Restructuring Agreement”).

The Restructuring Agreement contemplates the simultaneous occurrence of the following transactions: (1) the closing of a secured debt financing by the Company; (2) the release of the security interests securing the Senior Secured Notes and the Bridge Loan Facility; (3) the repayment of $75.0 million of the Senior Secured Notes; and (4) the refinancing of the Bridge Loan Facility and the remaining Senior Secured Notes by $250.0 million principal amount of 4.7% payable-in-kind secured debt instruments (the “GCL Convertible Notes”) that will be mandatorily convertible into common equity of GCL after four years, or converted earlier at the lenders’ option, into approximately 16.2 million shares of common stock of the GCL (assuming conversion after four years), subject to certain adjustments. The GCL Convertible Notes will be secured in a manner substantially similar to the Senior Secured Notes, except that they would not have liens on assets of the Company. In addition, the Restructuring Agreement contemplates that STT Crossing and STT Hungary will negotiate in good faith with prospective lenders under a working capital facility to be secured by certain accounts receivable balances regarding the intercreditor arrangements relating to the collateral security provisions of such facility. The Restructuring Agreement contains general descriptions of these transactions and is subject to completion of definitive documentation satisfactory to the parties and a number of other material conditions described therein. The Company can provide no assurance that these transactions will be completed.

Based on the Restructuring Agreement and the GC Group’s ongoing discussions with potential lenders, the Company’s directors are confident that the Company has a reasonable prospect of accessing sufficient funding. The Company’s directors believe that if the transactions contemplated by this restructuring, or other similar financing, are completed that the Company will generate adequate cash flow to meet all of its obligations, including any payments under the new debt instruments, as they become due. The Company’s directors have considered the probability of a call on the guarantee given by the Company or a demand by the GC Group that it repay the intercompany debt and consider it less than likely that either of these events will occur based on the ongoing support from ST Telemedia and the anticipated financing transactions.

The Company’s directors believe it is appropriate, in the circumstances, to prepare the financial statements on a going concern basis. Accordingly, the financial statements do not include any asset write downs (including write downs of receivables from other GC Group companies), provisions, reclassifications or other adjustments that would be required if this basis were no longer valid. However, until this restructuring or other similar financing occurs, there are substantial doubts that the Company will be able to continue as a going concern and, therefore, may be unable to realize its assets and discharge its liabilities in the normal course of business.

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of turnover and expenses during the reporting period. Actual results could differ from those estimates. The estimates are based on historical factors, current circumstances and the experience and judgement of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the evaluation.

3. Turnover

	Nine months ended September 30,
	2003	2004
	(in thousands)
Provision of telecommunication services	£212,863	£199,556
Long term IRU agreements	2,943	3,545

Total turnover	£215,806	£203,101

Global Crossing (UK) Telecommunications Limited

Notes to the Unaudited Interim Financial Statements—(continued)

The Company operates as one business segment with turnover derived from two types of third party customers, commercial customers and carrier customers located in the UK, and from other Group Companies. The commercial customers are made up of public sector clients, rail industry and other commercial organizations. The carrier customers are mobile and fixed line operators with capacity requirements in the UK. The Company services these customers with assets and personnel located in the UK.

The following represents a summary of turnover by type of customer:

	Nine months ended September 30,
	2003	2004
	(in thousands)
Carrier	£38,470	£26,446
Commercial	176,390	176,055

	214,860	202,501
Group Companies	946	600

Total turnover	£215,806	£203,101

4. Reconciliation of operating profit to operating cash flows

	Nine months ended September 30,
	2003	2004
	(in thousands)
Operating profit	£11,131	£13,844
Loss on disposal of assets	—	6
Other	—	(352)
Depreciation	27,103	29,422
Working capital:
Decrease in debtors	25,576	14,747
Increase in pension funding	(71)	—
Decrease in creditors	(29,240)	(15,042)
Increase/(decrease) in provisions	142	(1,737)

Net cash inflow from operating activities	£34,641	£40,888

Analysis of cash flows
Return on investments and servicing of finance:
Interest received	£654	£1,035
Interest element of finance lease receivables	619	299
Interest paid	(258)	(1,286)
Interest element of finance lease obligations	(2,683)	(2,565)

Total return on investments and servicing of finance	£(1,668)	£(2,517)

Capital expenditure:
Payments to acquire tangible fixed assets	£(21,786)	£(6,497)

Total capital expenditure	£(21,786)	£(6,497)

Management of liquid resources:
Change in short term deposits	£10,000	£16,000

Financing:
Repayment of loans provided by group companies	£(19,403)	£(99,684)
Loans provided by group companies	—	160
STT Bridge Loan Facility	—	43,853
Repayment of capital lease obligations	(5,660)	(4,576)
Receipt from capital leases	3,335	1,660

Total financing	£(21,728)	£(58,587)

Global Crossing (UK) Telecommunications Limited

Notes to the Unaudited Interim Financial Statements—(continued)

5. Analysis of changes in net debt

	Cash	Loans to group companies	STT Bridge Loan	Finance Leases	Current asset investment	Total
At January 1, 2004	£15,403	£(328,934)	£—	£(42,933)	£35,000	£(321,464)
Cash flows	(10,713)	99,524	(43,853)	4,576	(16,000)	33,534
Other changes	—	6,529	(608)	(6,047)	—	(126)

At September 30, 2004	£4,690	£(222,881)	£(44,461)	£(44,404)	£19,000	£(288,056)

6. Related party transactions

Transactions with Group Companies

The company continued to have various intercompany transactions during the nine months ended September 30, 2004.

The total debtor and creditor balances as a result of transactions with Group Companies were £37.6 million and £61.8 million (a net amount of £24.2 million), respectively at September 30, 2004. At December 31, 2003 such balances were £43.0 million and £395.9 million, respectively.

The Group Companies share many functions and services that benefit the whole GC Group. These function and services are performed by various members of the GC Group and the costs are allocated on various methods. The resulting intercompany debtor and creditor balances are generally not settled in cash between the Group Companies, rather the balances fluctuate as a result of these various transactions.

The costs have been historically allocated on the basis that the GC Group believes is a reasonable reflection of the utilization of services provided or the benefit received by each of the Group Companies. The allocated costs, while reasonable, may not necessarily be indicative of the costs that would have been incurred by the Company if it had performed these functions or received these services as a stand-alone entity.

Corporate services

Corporate services include costs associated with operating expenses and administrative costs. The total costs of these functions and services are allocated to the Group Companies based on a worldwide allocation. The worldwide allocation is based on a prorata allocation of turnover, net tangible assets, headcount, or a combination thereof, which varies for the type of costs being allocated. The factor applied to each type of cost is based on the factor(s) most closely aligned with the cost. Corporate services costs accrued to date were £8.7 million and £6.4 million for the nine months ended September 30, 2003 and 2004, respectively, and were consistent with prior periods.

The Company intends to enter into a formal corporate services agreement. This agreement will formalize the method of charging for these services and will be estimated and paid quarterly, with an annual make-whole payment for any outstanding amounts. The Company will not be obligated to use the corporate services provided by this agreement. In addition, if at any time during the agreement’s term, the parties are no longer providing corporate services to other Group Companies, they are not obligated to provide such services to the Company.

Shared services

The Company provides Group Companies the use of certain of its assets, and the Group Companies provide the Company the use of certain of its assets. Such assets include staffing and administrative assets, fiber, leased circuits, network equipment, real estate and such other assets as reasonably deemed necessary for the relevant network’s efficient operation. The net costs of the use of

Global Crossing (UK) Telecommunications Limited

Notes to the Unaudited Interim Financial Statements—(continued)

these assets accrued to date was £0.6 million for the nine months ended September 30, 2003 and £0.7 million for the nine months ended September 30, 2004.

The Company intends to enter into an agreement to formalize the sharing of these services, whereby fees will be estimated and paid on a quarterly basis. There will be an annual make-whole payment for any amounts outstanding.

Telecommunications services

The Company carries international voice traffic and terminates calls on behalf of Global Crossing Europe Limited (“GCE”) and Global Crossing Telecommunications Inc. (“GCT”). GCE and GCT also provide the Company with similar services. This allows the GC Group to distribute more efficiently the costs of voice transport and termination services among the Group Companies. Accordingly, the costs of these services are incurred by the company which carries the traffic or terminates the call, while the corresponding customer contract is with a different entity. The Company records the net difference between costs related to its customers and the total costs incurred against cost of sales and establishes a corresponding intercompany debtor or creditor balance. During the nine months ended September 30, 2003 and September 30, 2004 the Company provided a net of £9.4 million and £5.8 million of carrier and termination services to GCE. The Company recorded a net of £0.8 million and £0.3 million, of cost of sales for which the carrier and termination services were provided by GCT.

In addition, during the nine months ended September 30, 2003 and September 30, 2004 the Company sold £1.0 million and £0.6 million of capacity on its network to GT Landing Corporation, which was recognized as turnover.

The Company intends to enter into an agreement to formalize the telecommunication services provided between the Group Companies. The agreement will provide for a specific method of determining the cost to be charged to each company. The fees will be estimated and paid quarterly, with an annual make whole payment for any amounts outstanding.

Other transactions

Tax Sharing

The Company and other UK entities of the group (the “UK Group”) share tax losses as allowed by UK tax law. Under the tax sharing, losses can be utilized by any entity within the UK Group in the period in which they are generated. There is no formal arrangement in place that provides for compensation between the entities in relation to the losses obtained or forgiven. As a result, the entity which surrenders its tax loss is not compensated by the other UK Group company.

In the nine months ended September 30, 2004 the Company did not surrender any tax losses to other UK Group companies.

The Company intends to enter into a formal tax sharing agreement that will establish the basis upon which certain tax matters in the United Kingdom, including the surrender of tax losses and the reallocation of income or gains, between the Company and other Group Companies will be conducted.

Other

The Company provides services to various Group Companies, including making payroll payments and payments of non-trade invoices on behalf of other Group Companies, receiving customer cash payments, and exchanging foreign currency. These transactions have no impact on the profit and loss accounts.

During the nine months ended September 30, 2003 and September 30, 2004, the Company incurred £1.6 million and £1.6 million respectively, of lease costs for certain office space. Other members of the GC Group, GC Pan European Crossing Networks BV (“GC PEC Networks”) and GC Pan European Crossing UK Ltd (“GC PEC UK”) are contractually liable for these obligations.

Global Crossing (UK) Telecommunications Limited

Notes to the Unaudited Interim Financial Statements—(continued)

The Company has certain employees that are eligible to receive stock based compensation awards in connection with the New GCL plans. These include, but are not limited to, stock options and stock appreciation rights. The Company is not charged for any compensation expense associated with the granting of these awards to its employees by New GCL. During the nine months ended September 30, 2004, no employees received such awards.

Loans from Group Companies

The intercompany loans due to Group Companies at December 31, 2003 and September 30, 2004 were £328.9 million and £222.9 million (of which £222.7 million related to Bidco), respectively.

The average intercompany loans balances outstanding during the nine months ended September 30, 2003 and September 30, 2004 were £446.0 million and £277.6 million, respectively.

In 2004 the Company continued to make payments on the loan from GC Bidco. The loan reduced by £106.2 million during the nine months ended September 30, 2004, of which £55.8 million was from operating cashflow, £6.6 million was forgiven, and £43.8 million was from the $80 million borrowing under the STT bridge facility. Subsequent to September 30, 2004, intercompany loans were further reduced by £45.7 million of which £24.7 million was from the $45 million of the additional borrowings under the STT bridge facility, £3.7 million was forgiven and £17.3 million was from operating cash flow.

In order to compensate the Company for the effective replacement of non-interest bearing intercompany debt with interest bearing external debt (in the form of the STT Bridge Loan Facility), £6.6 million of intercompany debt was waived during the nine months ended September 30, 2004.

7. Contingencies

UK Office of Fair Trading. In 2002 an investigation was commenced by the UK Office of Fair Trading (the “OFT”) into an allegation that various subsea cable operator entities, including the Company, had collectively engaged in an illegal agreement to boycott a location in the UK and a means for the landing of subsea telecommunications cables in the UK. The Company responded to that investigation in 2002 denying the allegation. In August 2003, the OFT extended its investigation to include allegations of price fixing and information sharing on the level of fees that the subsea entities would pay landowners for permission to land submarine telecommunication cables on their land in the UK. The Company responded to those allegations on October 10, 2003, and continues to engage with the OFT concerning these investigations. In the event that the OFT determines that the Company engaged in anti-competitive behaviour, the OFT may impose a fine up to a maximum of 10% of the responsible party’s revenue in the field of activity in the UK for up to three years preceding the year on which the infringement ended. The Company disputes any suggestion of inappropriate actions on its part and will be defending itself vigorously against any charges that may follow the investigation.

Litigation

From time to time, the Company has been a party to various legal proceedings arising in the ordinary course of business. In the opinion of the Company’s directors there are currently no proceedings which, if determined adversely against the Company, would have a material effect on the Company’s financial position, results of operations or cash flows.

8. Global Crossing (UK) Finance Plc

On October 22, 2004, Global Crossing (UK) Finance Plc was created as a wholly-owned special purpose financing subsidiary of the Company. This entity was formed for the sole purpose of acting as a financing company for the issuance of debt security and other financing arrangements and has no separate operations.

Global Crossing (UK) Telecommunications Limited

Notes to the Unaudited Interim Financial Statements—(continued)

the amount available under the STT bridge facility to $125.0 million on the same terms. On November 2, 2004 the Company entered into definitive documentation increasing the availability under the STT bridge facility and, on November 5, 2004, borrowed the additional $25.0 million. The STT affiliate that is the lender under the STT bridge facility agreed to defer an interest payment of $4.0 million on December 31, 2004 under that facility and also agreed to defer the final maturity date of the facility from December 31, 2004 until the earlier of the completion of this offering and January 15, 2005.